EXECUTION COPY

AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

by and among

PREMIUM FINANCING SPECIALISTS, INC.

“Purchaser”

and

PAYMENTS INC.

“Seller”

and

DCAP GROUP, INC.

“Parent”

February 1, 2008

TABLE OF CONTENTS
ARTICLE I DEFINITIONS		1
1.01	Definitions	1
ARTICLE II PURCHASE AND SALE OF THE PURCHASED ASSETS		7
2.01	Purchase and Sale of the Existing Purchased Assets	7
2.02	The Closing	11
2.03	Deliveries	11
2.04	Purchase and Sale of Eligible Contracts	12
2.05	Collections	16
2.06	Lien Release Fee	16
ARTICLE III REPRESENTATIONS AND WARRANTIES		16
3.01	Representations and Warranties of Purchaser	16
3.02	Representations and Warranties of Seller and Parent Relating to Seller and this Agreement	19
3.03	Other Representations and Warranties of Seller and Parent Relating to the Receivables and Existing Purchased Assets	24
3.04	Other Representations and Warranties of Seller and Parent Relating to the Subsequently Acquired Receivables	26
ARTICLE IV CONDITIONS		26
4.01	Conditions to Obligations of Purchaser	26
4.02	Conditions to Obligations of Seller	27
ARTICLE V OTHER COVENANTS		28
5.01	Conduct of Business	28
5.02	Finder’s Fees; Brokers	29
5.03	Indemnification	29
5.04	Protection of Purchaser’ Rights	33
5.05	Survival of Representations and Warranties	33
5.06	Access; Confidentiality	33
5.07	Further Acts	34
5.08	Sale; Allocation of Purchase Price	35
5.09	Arbitration	35
5.10	Post-Closing Access	36
5.11	Payment to Creditors	36
5.12	Transfer Taxes	36
5.13	Offers of Employment	37
5.14	Privacy Laws	37
5.15	Waiver	37
5.16	License of Name, Marks, Etc.	37
5.17	Non-Solicitation And Non-Competition	38
5.18	Progressive Matters	39
5.19	Contracts	39
ARTICLE VI MISCELLANEOUS		40
6.01	Termination	40
6.02	Amendment	41
6.03	Waivers	41
6.04	Notices	41
6.05	Costs and Expenses	42
6.06	Assignment	42
6.07	Headings and Cross-Reference	43
6.08	Governing Law	43
6.09	Consent to Jurisdiction and Service of Process	43
6.10	Integration	44
6.11	Counterparts	44
6.12	Reliance	44
6.13	Public Announcements	44
6.14	No Third Party Beneficiaries	45

i

EXHIBITS
A	Form of Bill of Sale, Assignment and Assumption Agreement
B	Form of Third Party IP Assignment
C	Producer Profit Margin Report
D	Form of Website Sublicense
E	Example of PFLM Static Data Report
F	Form of Notice to Seller Insurance Obligors
G	Approved Form of Eligible Contracts
H	Form of PFLM Volume Production Report
I	Form of Purchaser Monthly Report

SCHEDULES
1.01(a)	Contracts with Service Providers
1.01(b)	Unfunded Obligations
1.01(c)	Accrued Vacation Benefits
1.01(e)	Excluded Receivables
1.01(f)	Other Eligible Insurers
1.01(g)	DCAP Brokers, DCAP Franchisees and Other Brokers
1.01(i)	Purchase Price Calculation
2.01(a)(i)(G)	Bank Accounts
2.01(b)(iii)(A)	Variable Bank Fees
2.01(b)(iii)(B)	Service and Collection Expenses
2.01(b)(iii)(C)	Net Earnings Calculation – Illustration
2.01(b)(iii)(D)	Applicable Percentage
2.04(f)(ii)	Shared Producer Contracts in Force of Seller and Purchaser
2.04(f)(ii)(A)	Acquisition Fee Percentage
2.04(f)(ii)(B)	Acquisition Fee Dollar Amount
2.04(g)	Section 2119 Fees
3.01(f)	Purchaser Material Legal Proceedings
3.01(g)	Purchaser’s Required Consents
3.01(h)	Undisclosed Liabilities
3.02(f)	Legal Proceedings and Investigations
3.02(g)	Seller’s Consents
3.02(h)	Changes to Reserves; Undisclosed Liabilities
3.02(k)	Marks
3.02(l)	Corporate Name
3.02(m)	Website Payments
3.02(n)	Exceptions to Assigned Contracts Representation
3.02(s)	Forms of Contracts
3.03(c)	Liens
5.13	Person to be Offered Employment (and related information described in Section 3.02(g))

ii

AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of the 1st day of February, 2008 and amended and restated as of the 1st day of February, 2008 (the “Agreement”), by and among Premium Financing Specialists, Inc., a Missouri corporation (“Purchaser”), and Payments Inc., a New York corporation (“Seller”), and DCAP Group, Inc., a Delaware corporation (“Parent”).

WHEREAS, in the regular course of business, Seller operates a premium finance business with executive offices in Hewlett, New York, and in the course of such business originates and acquires insurance premium financing loans secured by certain collateral, including the unearned premiums held by the insurers; and

WHEREAS, Purchaser desires to acquire the Purchased Assets (as defined below) from Seller, and Seller desires to sell, transfer and assign the Purchased Assets to Purchaser, all upon the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration, and the mutual terms and covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions.  As used in this Agreement, the following terms will, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Applicable Percentage” means the percentage set forth on Schedule 2.01(b)(iii)(D).

“Assigned Contracts” means the contracts with service providers described in Schedule 1.01(a) and  the Third Party Software License.

“Assignments” means the Bill of Sale, Assignment and Assumption Agreement referred to in Section 2.01(a)(ii), in substantially the form set forth as Exhibit A to this Agreement, and the Third Party IP Assignment.

“Assumed Liabilities” means

(a) the obligation to fund the amounts of principal with respect to Existing Purchased Receivables acquired by Purchaser that remain unfunded by Seller at the Cut-Off Time, together with the obligation to make refunds of any nature (including remissions of unearned premiums and loss payments) to insureds or producers due or accrued before the Cut-Off Time, to the extent shown in Schedule 1.01(b) to this Agreement (which will include a listing of outstanding checks drawn on Seller’s bank accounts being transferred to Purchaser, including checks returned to Seller, and will be updated pursuant to Section 2.01(b)(ii)),

(b) the obligation to make refunds of any nature to insureds or producers accruing and becoming due after the Cut-Off Time,

(c) Seller’s liability and obligations, not to exceed the amounts reserved on Seller’s books as of the Cut-Off Time, for accrued vacation benefits due the employee identified in Schedule 5.13, which amount is set forth in Schedule 1.01(c),

(d) Seller’s liability and obligations accruing after the Cut-Off Time with respect to the Assigned Contracts, and

(e) Seller’s liability and obligation to escheat monies with regard to the returned checks included in Schedule 1.01(b), as updated pursuant to Section 2.01(b)(ii).

“Closing” means the closing on the Closing Date.

“Closing Date” means February 1, 2008, or such other date as to which Purchaser and Seller mutually agree.

“Company Producer” means a DCAP Broker or a DCAP Franchisee or an Other Broker.

“Contract” means, with respect to any Receivable, any contract, instrument or other writing entered into by Seller in the ordinary course of its business, or entered into by another premium finance company in the ordinary course of its business (and acquired by Seller), in connection with or evidencing loans made to any Obligor to finance such Obligor’s payment of insurance premiums in respect of one or more insurance policies issued by one or more insurance carriers, including, without limitation, any writing relating to insurance policy cancellation rights, the assignment of unearned premiums pertaining to the insurance policy or policies for which premium payments are being financed and the assignment of loss payments that may become payable under such policy or policies.

“Cut-Off Time” means the close of business on January 31, 2008, or such other date as to which Seller and Purchaser mutually agree.

“DCAP Broker” means each of the following:  (i) a broker or agent that is 50% or more owned directly or indirectly by Parent as of the date of this Agreement, (ii) a broker or agent that Seller notifies Purchaser has been established or acquired after the date of this Agreement and is 50% or more owned directly or indirectly by Parent at the time of such establishment or acquisition, and (iii) any and all successors and assigns of the business of each of the foregoing.  DCAP Brokers as of the date of this Agreement are identified in Schedule 1.01(g) hereto.

“DCAP Franchisee” means each of the following: (i) a Person that is a franchisee of Parent or any of its subsidiaries as of the date of this Agreement, (ii) a Person that Seller or Parent notifies Purchaser becomes a franchisee of Parent or any of its subsidiaries after the date of this Agreement and (iii) any and all successors and assigns of the business of each of the foregoing.   DCAP Franchisees as of the date of this Agreement are identified in Schedule 1.01(g) hereto.

“Designated Representative”  means Input 1, LLC or such other Person or Persons as Purchaser shall designate in writing to Seller.

“Eligible Contract” means a Contract that meets the following eligibility criteria when submitted to Purchaser:

(i)            The Obligor is a resident of either New York, Pennsylvania or New Jersey.

(ii)            The Contract was generated by the Seller from a Producer in the regular course of its business, conforms, in all material respects, with the Contract form attached hereto as Exhibit G, or such other form as may have been approved (Purchaser’s approval not to be unreasonably withheld or delayed) or requested by Purchaser in writing from time to time.

(iii)            The Contract is owned by Seller free and clear of all liens, claims, pledges, mortgages, charges and encumbrances of any type or of any nature.

(iv)            Seller has obtained, to the extent necessary, all regulatory approvals required for the Contract.

(v)            The Contract, at the time it is purchased by Purchaser, involves the financing of insurance premiums with insurance companies that are either (i) rated B+ or higher by A.M. Best’s Insurance Reports, or (ii) NYAIP, NJAIP and PARP carriers, unless the Purchaser shall have waived such standard in writing for a specific Contract tendered to the Purchaser by the Seller, or (iii) identified on Schedule 1.01(f) (it being understood that Purchaser may give Seller thirty (30) days notice that any such insurer is no longer eligible, provided that Purchaser may not give such notice with respect to any particular insurance company if Purchaser is financing insurance premiums of such company).

(vi)            The Contract requires the Obligor to pay a finance charge equal to (a) the Required Rate if it is for a personal lines Policy or a commercial Policy or (b) such rate as may be approved in writing by Purchaser from time to time if it is for a commercial Policy other than for the Required Rate.

(vii)            The Contract complies with Purchaser's underwriting guidelines then in effect and related policies and criteria, subject to Section 2.04(a).

“Estimated Purchase Price” means the Purchase Price, derived as shown in Schedule 1.01(i), which is as of the Cut-Off Time for all amounts.

“Excluded Producer” means a Producer who is unacceptable due to (i) decertification with respect to the financing of Policies issued pursuant to either the NYAIP, the NJAIP or the PARP; (ii) loss of state broker or agent licensure; (iii) fraudulent activity; (iv) dishonored producer checks, missing payments and the like to the extent that such actions may have a material adverse affect on Purchaser; (v) with respect to Other Brokers only, a material adverse change in profitability (Column P of the Producer Profit Margin Report) and losses ((Column G less Column K) divided by Column D) over a period of three (3) consecutive months as compared to the Seller’s past experience as evidenced by the Producer Profit Margin Report provided by the Seller to Purchaser; (vi) with respect to DCAP Franchisees only, a material adverse change in profitability (Column P of the Producer Profit Margin Report) and losses ((Column G less Column K) divided by Column D) over a period of six (6) consecutive months as compared to the Seller’s past experience as evidenced by the Producer Profit Margin Report provided by the Seller to Purchaser; (vii) with respect to DCAP Brokers only, a material adverse change in profitability (Column P of the Producer Profit Margin Report) and losses ((Column G less Column K) divided by Column D) by such particular DCAP Broker and by DCAP Brokers as a whole over a period of three (3) consecutive months as compared to the Seller’s past experience as evidenced by the Producer Profit Margin Report provided by the Seller to Purchaser (in which event only the particular DCAP Broker would be an Excluded Producer); and (viii) failure to comply to a material degree and on a number of occasions with Purchaser’s underwriting guidelines, and as to whom in each case Purchaser notifies Seller in writing to such effect.  Notwithstanding the foregoing, a Producer will not be considered to be an Excluded Producer unless at least ten (10) days prior written notice shall have been given by Purchaser to Seller indicating the reasons why the Producer is an Excluded Producer (except that only one (1) day’s prior written notice need be given with respect to (i), (ii) and (iii) hereof) and the Producer shall not have cured the reasons stated therein.

“Excluded Receivables” means those Receivables shown in the attached Schedule 1.01(e) and Travelers Receivables (as hereinafter defined).

“Excluded Shared Producer”  means a broker who is not a Producer at the date of this Agreement and with whom Purchaser has active accounts receivable at the time at which such broker becomes a Company Producer, except if the Producer is a Subsequent Shared Producer.

“Existing Purchased Assets” will have the meaning set forth in Section 2.01(a)(ii).

“Existing Purchased Receivables” means all of Seller’s Receivables existing at the Cut-Off Time or earlier written off (except for those relating to the Premins vs.Travelers class action, “Travelers Receivables”), and whether or not identified in Schedule 1 to the Bill of Sale, Assignment and Assumption Agreement delivered by Seller at Closing or reflected in Seller's financial statements, except for the Excluded Receivables.  The Existing Purchased Receivables that are subject to this Agreement will be identified in Schedule 1 to the Assignment delivered by Seller at Closing.

"Holdback Amount" means $261,363.

“Input 1” means Input 1 LLC.

“Input 1 Websites” means the QIV and AIV websites to which the Seller is linked that are used by Seller in its business to service its Receivables.

“NJAIP” means the New Jersey Automobile Insurance Plan.

“NYAIP” means the New York Automobile Insurance Plan.

“Obligor” means, with respect to any Receivable, the person or persons directly or indirectly obligated to make payments with respect to such Receivable, including any guarantor thereof.  “Obligor” will include, without limitation, (i) the borrower under the Contract to which such Receivable relates and (ii) any insurance carrier that has issued and is carrying any of the insurance policies (an “Insurance Obligor”) for which premiums are financed in whole or in part with the proceeds of such Receivable.

"Other Broker" means a broker or agent identified on Schedule 1.01(g) hereto with whom Seller is doing business at the date of this Agreement or has done business within the six months prior to the date of this Agreement.

“PARP” means the Pennsylvania Assigned Risk Plan.

“Person” or "person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Policies” means personal lines insurance policies, which for purposes of this Agreement will include commercial line polices.

"Prime Rate"   means  a floating rate of interest per annum equal to the rate of interest identified as the "prime rate" in the "Money Rates" column of The Wall Street Journal on the most recent preceding publication day (or if more than one rate is identified, the average of such rates), changing as and when such rate changes.

"Producer” means a Company Producer or a Shared Producer.

“Producer Profit Margin Report” means the Input 1 PFLM report attached hereto as Exhibit C.

“Purchase Price” means $11,845,204.66, which amount is derived as shown in Schedule 1.01(i) as adjusted pursuant to Section 2.01(b).

"Purchased Assets” means the Existing Purchased Assets and the Subsequently Acquired Receivables.

"Purchased Receivables" means the Existing Purchased Receivables and the Subsequently Acquired Receivables.

“Purchaser Documents” means this Agreement, the Assignments and the Website Sublicense.

“Receivable” means the indebtedness of any Obligor under a Contract, whether constituting an account, chattel paper, an instrument, a general intangible, payment intangible, promissory note or otherwise, and will include (i) the right to payment of such indebtedness and any interest or finance charges and other obligations of such Obligor with respect thereto (including, without limitation, the principal amount of such indebtedness, periodic finance charges, late fees and returned check fees), and (ii) all proceeds of, and payments or collections on, under or in respect of, any of the foregoing to the extent received after the Cut-Off Time.

“Related Security” means, with respect to any Receivable,

(a) all of Seller’s right, title and interest in or under (i) the Contracts and to all agreements that relate to such Receivable, (ii) the insurance policies, if any, relating to such Receivable, including, without limitation, the right, if any, to terminate such policies and to receive unearned premiums payable upon such termination, and rights, if any, to loss payments under such insurance policies, (iii) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (iv) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether under the Contracts related to such Receivable or otherwise, and

(b) all proceeds of, and payments or collections on, under or in respect of, any of the foregoing to the extent received after the Cut-Off Time.

“Required Rate” shall be the maximum rate of interest allowed by law from time to time for the applicable class of Policy and Obligor.

“Seller Documents” means this Agreement, the Assignments and the Website Sublicense.

“Seller’s knowledge” means the knowledge of Seller or Parent.

“Seller’s Website" means the domain "paymentsinc.com" (the “Domain”) and the graphical user interface, functionality, the audio, video, computer software (in object or source code form), script, programming code, data, information, HTML code, images, illustrations, graphics, multimedia files or text and other data made available for viewing on the world wide web and found at the Domain, and all related intellectual property rights.

“Shared Producer” means a broker or agent from whose customers both Purchaser and Seller have active accounts receivables from the financing of Policies as of the date of this Agreement or a Subsequent Shared Producer.

“Subsequent Shared Producer” means a broker or agent that (i) becomes a DCAP Broker or DCAP Franchisee subsequent to the date of this Agreement, (ii) immediately preceding the date on which it became a Company Producer, it used more than one Person to finance the premiums payable by its customers, (iii) one of such Persons was Purchaser, and (iv) all or a portion of the finance business theretofore given to a Person other than Purchaser is transferred to Seller.

"Subsequently Acquired Receivable" means Receivable related to an Eligible Contract originated by Seller after the Cut-Off Time and acquired by Purchaser pursuant to Section 2.04 of this Agreement.

“Third Party Software” means the software licensed by Seller pursuant to the Third Party Software License, including all rights of Seller under or related to such Third Party Software License.

“Third Party IP Assignment” means the assignments of the Third Party Software License and right to use the Input 1 Websites, in the form set forth as Exhibit B.

“Third Party Software License” means the license to the Input 1 PFLM software used by Seller in its Business.

“Websites” means, collectively, the Seller Website and the Input 1 Websites.

"Website Sublicense" means the sublicense of the Seller Website in the form set forth as Exhibit D.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ASSETS

2.01 Purchase and Sale of the Existing Purchased Assets.  On the Closing Date, subject to the terms and conditions of this Agreement, Seller will execute and deliver to Purchaser the Website Sublicense and will sell to Purchaser, and Purchaser will purchase from Seller, all of Seller’s interest in (i) the Existing Purchased Receivables existing at the Cut-Off Time and (ii) the other Existing Purchased Assets, as set forth below.

(a) Purchase.  On the Closing Date, subject to the terms and conditions of this Agreement:

(i) Seller will sell, transfer, assign, set over, deliver and otherwise convey to Purchaser, and Purchaser will purchase,

(A) all of Seller’s right, title and interest in, to and under all of the Existing Purchased Receivables of Seller and the related Contracts, all collections thereon and all other amounts with respect thereto that are received after the Cut-Off Time and all unpaid amounts due or to become due thereunder after the Cut-Off Time, all Related Security for such Existing Purchased Receivables, and any proceeds of the foregoing,

(B) all forms and marketing materials used in or relating to the premium finance business of Seller, with or without Seller’s name and any of its Marks, and the right to use such forms and marketing materials in the premium finance business but subject, in all cases, to the limitations set forth in Section 5.16 below,

(C) all files and all records of Seller relating to its Existing Purchased Receivables, agent accounts and Insurance Obligors, other than those related to the Excluded Receivables,

(D) [not used]

(E) all of Seller’s rights, claims, credits, causes of action, rights to indemnification and contribution or right of setoff against third parties related to the Existing Purchased Assets,

(F) the Assigned Contracts, and

(G) the bank accounts used by Seller to fund Receivables, all of which are identified in Schedule 2.01(a)(i)(G) (the “Bank Accounts”).

(ii) The property and the proceeds thereof described in Section 2.01(a)(i) will constitute the assets sold to Purchaser under this Agreement (collectively, the “Existing Purchased Assets”).  Except as expressly provided above, the Existing Purchased Assets do not include any property not described above, including, without limitation, cash and cash equivalents and any correspondence or other files relating to either pending litigation or Excluded Receivables, which will remain the property of Seller.  Such purchases described in Section 2.01(a)(i) through (ii) are to be evidenced by an Assignment in substantially the form set forth as Exhibit A to this Agreement, to which will be attached applicable Schedules identifying (x) the Existing Purchased Receivables and related Contracts conveyed to Purchaser by their account number and receivable balance as of the Cut-Off Time and (y) other Existing Purchased Assets, and by the Third Party IP Assignment.

(b) Purchase Price.

(i) In consideration for the Existing Purchased Receivables and other Existing Purchased Assets sold to Purchaser on the Closing Date, Purchaser will, on the Closing Date,

(A) pay to Seller or its designees by wire transfer an aggregate amount equal to the Estimated Purchase Price, less

(1) the amount of any unfunded principal (to the extent that such unfunded principal has been included in the Estimated Purchase Price) or liability or obligation existing at the Cut-Off Time to make refunds referred to in clause (a) of the definition of the term “Assumed Liabilities,” and

(2) the amount attributable to vacation time referred to in clause (c) of the definition of “Assumed Liabilities,” and

(3) the Holdback Amount.

(B) assume the Assumed Liabilities by executing the Assignments.

Purchaser may apply such portion of the Estimated Purchase Price as is necessary to satisfy any indebtedness to a creditor of Seller secured by a lien on the Purchased Assets by paying such portion of the Estimated Purchase Price and premium directly to such creditor rather than to Seller.

(ii)            Within 60 days of the Closing Date the parties will adjust the Purchase Price by updating and correcting amounts as of the Cut-Off Time that were determined as of such time and by correcting any clerical and computational errors with respect to the Existing Purchased Receivables. To the extent that the Purchase Price as so determined exceeds the Estimated Purchase Price, Purchaser will pay Seller the difference, and to the extent the Purchase Price as so determined is less than the Estimated Purchase Price, Seller will refund Purchaser the difference. Such payment will be made promptly following such calculation and in any event by the 60th day following the Closing Date. If the parties cannot agree as to the amount of any such calculation within such 60 day period, Seller’s and Purchaser’s accounting firms will appoint a third accounting firm to resolve the dispute.  The cost of such firm of accountants will be borne equally by the parties.  The determination of the third accounting firm will be final and binding upon the parties.

(iii)            (A)            The Purchase Price will be further adjusted in the following respect: Purchaser will pay Seller the Applicable Percentage of the “net earnings” generated by the Existing Purchased Receivables and Seller will pay Purchaser the Applicable Percentage of the "net loss", if any,  generated by the Existing Purchased Receivables.  Net earning or net loss on the Existing Purchased Receivables will be determined monthly by Purchaser and such determination for any given month will be furnished Seller in a written report in the form of Exhibit I attached hereto by the 15th day of the following month. The first such report will be due March 15, 2008. Payment will be made by the appropriate party by the 30th day of such following month based on net earnings (loss) reflected in such report.  Seller shall have until 15 days following its receipt of the report to challenge the amount and character of the payment for the particular month.  If the parties cannot agree as to the amount of net earnings (loss), payment will be due by Purchaser to Seller or by Seller to Purchaser based upon the agreed upon amount and Seller’s and Purchaser’s accounting firms will appoint a third accounting firm to resolve the dispute.  The cost of such firm of accountants will be borne equally by the parties.  The determination of the third accounting firm will be final and binding upon the parties and shall be utilized as a basis with respect to all future net earnings (loss) calculations.

(B)  The net earnings (loss) of the Existing Purchased Receivables shall equal the sum of (i) the net earned finance charge, (ii) collected late charges and (iii) collected cancellation charges, less the sum of (i) any remaining Input 1 service fees as agreed to between the Seller, Purchaser and Input 1 relating to services performed with respect to the Existing Purchased Receivables after the Closing, (ii) interest expense calculated on the Existing Purchased Receivables average monthly balance at a rate equal to the weighted average rate for such month at which deposits in dollars are offered to the Purchaser's funding agents under its securitization facility in the London interbank market for periods of three months plus 3%; (iii) variable bank fees (a schedule of which is being provided to the Seller at Closing and appended hereto as Schedule 2.01(b)(iii)(A)), (iv) any other expenses directly related to the service and collection of the Existing Purchased Receivables, such as Input 1 fees incurred directly related to this transaction, but only such expenses as described as Schedule 2.01(b)(iii)(B), it being understood however that Purchaser will not know the exact amount of such expenses at the Closing Date and that indirect Purchaser overhead expenses are not included.  Schedule 2.01(b)(iii)(C) hereto illustrates the foregoing calculation.

(iv)            On the first anniversary of the Closing Date, the parties will further adjust the Purchase Price to reflect the actual bad debt expense incurred by Purchaser on the Existing Purchased Receivables. As used herein, the term “bad debt expense” shall mean the principal amount of the Existing Purchased Receivables not collected by Purchaser by such first anniversary date.  For the avoidance of doubt, all monies recovered with respect to an Existing Purchased Receivable will be allocated in the following order—finance charges, late charges, cancellation charges,  and principal balance.  Any remaining principal balance after all monies are so applied is bad debt expense.  To the extent that the actual bad debt expense incurred by Purchaser exceeds the sum of the bad debt reserve used in determining the Purchase Price in accordance with Section 2.01(b)(ii) plus the Holdback Amount, Seller will pay Purchaser the difference, and to the extent that the actual bad debt expense incurred by Purchaser is less than the sum of the bad debt reserve used in determining the Purchase Price in accordance with Section 2.01(b)(ii) plus the Holdback Amount, Purchaser will pay Seller the difference.  Such payment will be made promptly following such calculation and in any event no later than the 10th day after the first anniversary of the Closing Date.  The PFLM Static Data Report, an example of which is attached hereto as Exhibit E, will be used to determine the amount of any such adjustment.  If the parties cannot agree as to the amount of any such adjustment by such first anniversary date, Seller’s and Purchaser’s accounting firms will appoint a third accounting firm to resolve the dispute and the cost of such firm of accountants will be borne equally by the parties.  The determination of the third accounting firm will be final and binding upon the parties.

(v)            Amounts due hereunder (including disputed amounts) will bear interest at the Prime Rate from the date due until paid.

(vi)            Purchaser or Seller may reduce (off-set) any amount due the other under this Section or any other provision of this Agreement with amounts owed Purchaser by Seller or Parent, or Seller by Purchaser, under this Section or any other provision of this Agreement.

(c) Liabilities Not Assumed.  Except for the Assumed Liabilities, the transactions contemplated by this Agreement do not constitute and are not intended to result in an assumption by Purchaser of any obligation of Seller to any other person in connection with the Existing Purchased Assets, any agreement, document or instrument related thereto or any other matter relating to or arising from the conduct of the business of Seller.  Without limiting the foregoing, all other liabilities and obligations of Seller arising from the conduct of its business or otherwise will be the responsibility of Seller, including without limitation:

(i) those arising from alleged errors and omissions by Seller or its agents in the course of originating, financing and servicing Receivables and related Contracts (or other premium finance receivables and contracts) or canceling insurance policies before the Closing Date,

(ii) those respecting operation of its properties,

(iii) those to current or former employees of Seller, including all accrued wages and benefits due any such person in respect of that person’s employment by Seller that have accrued or may become payable at any time, except liability for accrued vacation time that are included in the definition of Assumed Liabilities.

(d) Insufficient Funds.  The parties anticipate that Input 1 may receive notices from Seller’s banks after the Cut-Off Time (each a “Deficiency Notice”) of insufficient funds (a “Deficiency Amount”) with respect to checks received by it from Obligors before the Cut-Off Time and deposited into a depository account that is not transferred to Purchaser.  If Seller gives Purchaser written notice prior to thirty (30) days after the Closing Date and within five (5) days after the earlier of the receipt by Seller or Input 1 of a Deficiency Notice with respect to a Purchased Receivable, Purchaser will pay to Seller the Deficiency Amount with respect to such Receivable.

(e) Returned Checks.  The parties anticipate that after the Cut-Off Date a customer may ask Purchaser to issue a replacement check for a check issued by Seller before the Cut-Off Date.  Provided that Purchaser gives Seller written notice of any such request and Seller has not informed Purchaser, within five (5) business days from receipt by Seller of such notice, that its check has been paid, Seller will promptly reimburse Purchaser for the amount of any replacement check that it issues in response to such customer’s request.

2.02 The Closing.  The sale and purchase of the Existing Purchased Assets under this Agreement will take place at the Closing on the Closing Date at Purchaser’s offices in Albany, New York or at such other place as the parties may mutually agree.

2.03 Deliveries.

(a) On the Closing Date, subject to the terms and conditions of this Agreement, Seller will:

(i) execute and deliver (A) a Bill of Sale, Assignment and Assumption Agreement and Schedules thereto together with the Contracts related to the Existing Purchased Receivables and any document or instrument included in the Related Security to Purchaser, (B) the Third Party IP Assignment and (C) the Website Sublicense,

(ii)  notify, in substantially the form set forth as Exhibit F to this Agreement, the Insurance Obligors related to the Contracts sold by Seller of the transfer,

(iii) record and file a termination statement with respect to the security interest of any person in any of the Purchased Assets and deliver to Purchaser a release from any such person of all interest that it might have in the Purchased Assets, including a release reasonably satisfactory to Purchaser executed by an authorized representative on behalf of Manufacturers & Traders Trust Company of any claim such bank may have to Purchased Assets under one or more financing arrangements with Seller, and

(iv) record and file a UCC-l financing statement with the Secretary of State of New York with respect to the Purchased Receivables, related Contracts and Related Security for the transfer of accounts, chattel paper, promissory notes, general intangibles and payment intangibles as defined in New York’s Uniform Commercial Code (“UCC”) meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the transfer and assignment of the Purchased Receivables, related Contracts and Related Security to Purchaser.

(b) Seller will take all other steps as are reasonably required and necessary under applicable law to perfect such transfers and assignments and Purchaser’s interest in the Purchased Assets and will deliver confirmation of such steps to Purchaser.

(c) Subject to the terms and conditions of this Agreement, on the Closing Date the Purchaser will execute and deliver the Assignments and the Website Sublicense and Purchaser will make the wire transfer(s) contemplated by Section 2.01(b)(i) and pay the lien release fee provided for in Section 2.06.

The steps referred to in this Section may be taken under escrow arrangements satisfactory to Seller and Purchaser and their counsel.

2.04 Purchase and Sale of Eligible Contracts.

(a) Subject to clause (h) of this Section 2.04 and subject to Section 6.01, for a period of five (5) years after the Cut-Off Time, the Seller agrees to remain in business (subject to Section 6.06) and shall sell and assign, and Purchaser shall purchase and assume, all Eligible Contracts originated by Seller except as otherwise provided herein.  Seller will submit or will direct the Producers to submit all Eligible Contracts originated by it from Producers in the states of New York, New Jersey or Pennsylvania to the Designated Representative of Purchaser.  Purchaser will be deemed to have purchased, assumed and accepted all Eligible Contracts submitted to it.  Notwithstanding the foregoing,

(i) Purchaser shall have ten (10) days from the tender of any Contract to it or its Designated Representative by Seller or the Producer to notify Seller and the Producer that it rejects such Contract based upon the Contract not being an Eligible Contract.  Notice to Seller shall be effected by email to Seller at bgoldstein@dcapgroup.com, vbrodsky@dcapgroup.com and jschwartz@paymentsinc.com or such other email address as Seller may designate in writing to Purchaser, and shall provide the reasons for the rejection.  If Purchaser does not reject a particular Contract within such period, Purchaser will be deemed to have purchased, assumed and accepted such Contract as an Eligible Contract, the Related Receivable and Related Security and Seller will be deemed to have sold the same to Purchaser. If it is determined pursuant to Section 5.09 hereof that the particular rejected Contract was an Eligible Contract, Purchaser shall be liable to Seller for the Acquisition Fee (as defined herein) and all costs and expenses incurred by Seller, including reasonable attorneys fees, incurred in enforcing its rights.

(ii) Purchaser shall have the right to reject an Eligible Contract if it is received from an Excluded Producer.

(iii) At any time after the Closing Date, Purchaser may give Seller six months written notice (the “Notice Period”) that it has determined to discontinue financing personal lines Policies in any of New York, New Jersey or Pennsylvania, after which Notice Period, Seller shall have no further obligation to sell to Purchaser Policies in the state or states addressed in the notice and, provided that Purchaser in fact does cease financing personal lines Policies in such particular state(s), it will have no further obligation to purchase Policies in the state or states addressed in such notice.  In the event Purchaser provides such notice, Purchaser shall be obligated to pay to Seller, within 15 days thereof, an amount equal to the aggregate Acquisition Fee payable to Seller for the six calendar months immediately preceding the month in which the notice is given.

Purchaser shall have the right, in its sole and absolute discretion, to establish and modify its underwriting guidelines and related policies and criteria with respect to financing Policies in a manner consistent with its treatment of similar policies that it finances and will furnish Seller promptly with its underwriting guidelines and related policies and criteria and any amendments thereto, subject to the provisions of this Agreement relating to Confidential Information. For purposes of clarification, Purchaser acknowledges and agrees that (A) in no event will the underwriting guidelines applicable to Seller's Contracts in any particular state be any more restrictive than the underwriting guidelines generally made available with respect to other Contracts financed by Purchaser in such state and (B) in no event will Purchaser adjust its underwriting guidelines in any respect in order to avoid its obligations hereunder to purchase Contracts from Seller.

(b) If Purchaser rejects a Contract pursuant to paragraph (a) hereof, Purchaser shall return any such rejected Contract to Seller, without recourse.

(c) Seller will direct Producers (and for so long as it controls them, Parent will cause DCAP Brokers) to submit directly to Purchaser any Eligible Contact.  Such Eligible Contract will reflect that it has been assigned to Purchaser, which may be through an executed assignment stamped or typed thereon stating the following:  “Assigned to Premium Financing Specialists, Inc., for value by (signed by the Seller)”.  Seller hereby grants to Purchaser its limited Power of Attorney authorizing the Purchaser to affix a stamp or type the above language in the name of the Seller on any Eligible Contract sold to the Purchaser and to notify any Obligor and Insurance Obligor of the assignment.

(d) The Seller agrees not to send a payment coupon book to the Obligor of Eligible Contracts sold to the Purchaser.  The Purchaser will promptly send a notice of assignment for each purchased Eligible Contract to the scheduled Obligor and a notice of financed premium to the Insurance Obligor and Purchaser will undertake complete servicing of each Eligible Contract.

(e) If Purchaser rejects a Contract which has been submitted to it, Seller may, at its option, finance such Contract itself or sell and assign the same to another bank or premium finance company without violating the non-solicitation or non-competition provisions of this Agreement.  The foregoing shall not be construed as a limitation on Seller’s rights hereunder with respect to Contracts improperly rejected by Purchaser.  Purchaser and Seller agree to use their best efforts to enter into a supplemental agreement, on mutually acceptable terms, pursuant to which, in the event Seller finances any such Contracts itself, Purchaser would service such Contracts.  Prior to the execution of such supplemental agreement, Purchaser shall reasonably cooperate with Seller in such regard.

(f) (i) The Purchase Price for each Eligible Contract acquired under this Section 2.04 shall be an amount equal to (A) the principal balance of the Eligible Contract on the date of deemed acceptance, which Purchaser will pay by funding to the Insurance Obligor Seller’s outstanding obligation to make the loan evidenced by the Eligible Contract plus (B) the Acquisition Fee (as hereinafter defined and hereafter provided) for each Eligible Contract purchased, which Purchaser will pay to Seller no later than the 15th of the month following the month in which the Eligible Contract is accepted or deemed to be accepted by Purchaser; provided, that Purchaser will not be in default hereunder if it withholds any Acquisition Fee payable with respect to a Subsequent Shared Producer until the amount due Seller can be determined; provided further, Purchaser  may reduce (off-set) any Acquisition Fee amount due Seller under this clause (f) with amounts owed Purchaser by Seller or Parent under any provision of this Agreement.  Purchaser will have no obligation to pay the Acquisition Fee with respect to an Eligible Contract generated by a broker who is not a Producer at the date of this Agreement prior to the time that Seller notifies Purchaser that such broker has become a Producer.  Each payment made by Purchaser hereunder shall be accompanied by a reasonably detailed schedule that sets forth the calculation of the Purchase Price, including the Acquisition Fee.

(ii)  For purposes hereof, the term “Acquisition Fee” means an amount equal to the percentage set forth on Schedule 2.04(f)(ii)(A) of the amount originally financed each month, in the case of personal lines Policies, or the dollar amount per Contract set forth on Schedule 2.04(f)(ii)(B), in the case of commercial Policies,  for new or renewal Contracts relating to Policies that are originated by Seller after the Cut-Off Time from all Company Producers and purchased or deemed to be purchased by Purchaser from Seller during such month. Purchaser shall also pay to Seller the Acquisition Fee on

(A) that percentage of the monthly amount originally financed, in the case of personal lines Policies, or that percentage of the number of Contracts, in the case of commercial Policies, for new or renewal Contracts relating to Policies that are originated by Seller from a Producer that is a Shared Producer (other than an Excluded Shared Producer) as of the date of this Agreement and purchased or deemed to be purchased by Purchaser from Seller during such month which is equal to the number of Contracts relating to Policies that the Seller has in effect as of the date of this Agreement with respect to such Shared Producer divided by the total number of Contracts relating to Policies that both the Seller and Purchaser have in effect as of the date of this Agreement with respect to such Shared Producer, as set forth in Schedule 2.04(f)(ii)hereto and

(B) that percentage of the monthly amount originally financed, in the case of personal lines Policies, or that percentage of the number of Contracts, in the case of commercial Policies, for new and renewal Contracts relating to Policies that are originated from a Subsequent Shared Producer and purchased or deemed to be purchased by Purchaser during such month which is equal to the percentage derived by subtracting from one (1) a fraction, the numerator of which is the number of Contracts financed by Purchaser that were originated by the Subsequent Shared Producer in the 90 days preceding the date it became a Subsequent Shared Producer and the denominator of which is the number of Contracts financed by Purchaser (including those purchased pursuant to this Section 2.04) thatare originated by the Subsequent Shared Producer in the 90 days following the date it became a Subsequent Shared Producer.

No Acquisition Fee is payable with respect to changes in a Policy subsequent to origination of a Contract that results in a change in the premium and there will be no downward adjustment of the Acquisition Fee in the event of a reduction in coverage or decrease in premium.  Purchaser’s obligation to pay the Acquisition Fee is not subject to or contingent upon the Obligor’s payment of any amounts due pursuant to the Contract or otherwise.

(g) In connection with all Policies with respect to which Seller is entitled to an Acquisition Fee, Seller will pay all broker acquisition fees consistent with existing practice and amounts directly to the Producer which submitted an Eligible Contract in compliance and in conformity with all applicable law. Purchaser will continue to finance the New York State Insurance Law Section 2119 fee of DCAP Brokers consistent with current practices as set forth in Schedule 2.04(g); provided, however, that, in the event that there is a material adverse change in profitability (Column P of the Producer Profit Margin Report) and losses ((Column G less Column K) divided by Column D) over a period of three (3) consecutive months for a particular DCAP Broker and the DCAP Brokers as a whole as compared to Seller’s past experience as evidenced by the Producer Profit Margin Report provided by Seller to Purchaser and attached hereto as Exhibit C, then, with respect to the particular DCAP Broker, Purchaser may reduce the amount of the fee that will be financed to such extent that the particular DCAP Broker’s profitability and losses do not continue to suffer such material adverse change as compared to such past experience.

(h)  The provisions of this Section will automatically renew for successive two (2) year terms unless either party advises the other of its desire to non-renew at least six (6) months prior to the end of the initial term or any renewal term, as applicable.

(i)  If the obligation to purchase and sell Eligible Contracts pursuant to this Section expires or terminates for any reason other than a breach by Seller, Purchaser will continue to pay the Seller the applicable Acquisition Fee on all Contracts for Policies that it receives and accepts from Company Producers for a period of two (2) years following the expiration or termination of this Section.

(j)  Within 15 days following the end of each month, Purchaser shall provide Seller with volume production reports produced from PFLM software in the form set forth hereto as Exhibit H and Purchaser will also endeavor to provide Input 1 Accounts-in-view (“AIV”) access to Seller to confirm Company Producer and Shared Producer volume activity for the prior month.  However, Seller acknowledges and understands that  AIV will not match the PFLM reports exactly due to timing differences, among other reasons, and will only serve as a proximate reference for Seller to monitor volume activity.  Therefore, in the event of any conflict between the reports produced by the PFLM software and AIV, the parties agree that the reports produced by PFLM software will control.

2.05 Collections.  After the Closing, all Existing Purchased Receivables described in Schedule 1 to the Bill of Sale, Assignment and Assumption Agreement, the related Contracts and Related Security, and all Subsequently Acquired Receivables, the Related Contracts and the Related Security purchased under Section 2.04, will belong to Purchaser, and Purchaser will have the right and authority and is empowered, effective as of the Closing, to collect for its account all amounts due thereunder and to endorse with Seller’s name for purposes of collection of any checks received on account of any such Purchased Receivables, related Contracts or Related Security.  Seller will transfer and deliver to Purchaser any cash or other property that Seller receives in respect of such Purchased Receivables or other Purchased Assets after the Cut-Off Time.  Purchaser will transfer and deliver to Seller any amount it receives with respect to Excluded Receivables, or pending litigation or other assets that are not transferred to Purchaser.

2.06 Lien Release Fee.  At Closing, Purchaser will pay $25,000 towards amounts necessary to obtain the release of liens on the Purchased Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller and Parent, as of the date of this Agreement and as of the Closing Date, that:

(a) Organization and Good Standing.  Purchaser is a corporation duly organized and validly existing and in good standing under Missouri law and has the corporate power and authority (i) to execute, deliver and perform its obligations under each of the Purchaser Documents and the transactions contemplated thereby, and (ii) to own its property and conduct its business, as such properties are presently owned and such business is presently conducted.

(b) Due Qualification.  Purchaser is duly qualified to do business and is in good standing as a foreign corporation, is in compliance with all laws applicable to the Purchased Assets and has all necessary licenses and approvals to conduct its business in each of New York, New Jersey and Pennsylvania.  Purchaser has not received any notice of any claim of violation or default with respect to any of such licenses and approvals that has not been addressed to the satisfaction of or withdrawn by the applicable regulatory agency.  None of such licenses and approvals will be adversely affected by consummation of the transactions contemplated hereby or the transactions contemplated by the Purchaser Documents.  Purchaser has obtained any and all required approvals from the states of New York, New Jersey and Pennsylvania to use the form of Contract attached hereto as Exhibit G and related documentation.

(c) Due Authorization.  The execution and delivery by Purchaser of the Purchaser Documents and the consummation by Purchaser of the transactions provided for therein on its part have been duly authorized by Purchaser by all necessary corporate action on the part of Purchaser.

(d) Binding Obligation.  Each of the Purchaser Documents constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to the principles of equity.

(e) No Violation.  The execution and delivery by Purchaser of the Purchaser Documents, the performance by Purchaser of the transactions contemplated thereby, and the fulfillment of the terms thereof will not conflict with, violate, result in a breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any requirement of law applicable to Purchaser or any charter document or bylaw provision, indenture, contract, agreement, mortgage, deed of trust, or other instrument to which Purchaser is a party or by which it or its properties is bound, except for conflicts, violations, breaches or defaults if any, which individually or in the aggregate would not materially adversely affect:

(i) the financial condition of Purchaser, or

(ii) Purchaser’s ability to timely perform its obligations under this Agreement or the other Purchaser Documents or otherwise materially and  adversely affect the ability of Purchaser to operate its business after the Closing Date.

(f) No Proceedings.

(i)            Except as disclosed in Schedule 3.01(f), there are no proceedings or, to the knowledge of Purchaser, investigations pending or, to the knowledge of Purchaser, proceedings or investigations threatened, against Purchaser (or, to Purchaser’s knowledge, any basis therefor) before any court, administrative agency or other governmental authority

(a)            asserting the invalidity of any of the Purchaser Documents,

(b)            seeking to prevent the consummation of any of the transactions contemplated by any of the Purchaser Documents,

(c)            seeking any determination or ruling that, if determined adversely to Purchaser, would materially and adversely affect the timely performance by Purchaser of its obligations under any of the Purchaser Documents or otherwise materially and adversely affect the ability of Purchaser to operate its business after the Closing Date,

(d)            seeking any determination or ruling that, if determined adversely to Purchaser, could materially and adversely affect the validity or enforceability of any of the Purchaser Documents, or

(e)            otherwise seeking damages or injunctive relief against Purchaser.

(g) All Consents Required.  Except as disclosed in Schedule 3.01(g), all approvals, authorizations, consents, orders or other actions of any person required to be obtained by Purchaser in connection with the execution and delivery by it of the Purchaser Documents, the performance by it of the transactions contemplated thereby and the fulfillment by it of the terms thereof have been obtained.

(h) Books and Records; Financial Statements.

(i) Purchaser’s financial records, ledgers and account books are true, accurate and complete in all material respects.

(ii) Purchaser’s balance sheet as of December 31, 2006, and the related notes, if any, which were provided to Seller, are in accordance with Purchaser’s books and records, have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied and fairly present, in all material respects, Purchaser’s financial condition at the times then indicated.  At December 31, 2006, Purchaser had no material debts, liabilities or obligations, known or unknown, whether accrued, absolute, contingent or otherwise, or whether due or to become due, except to the extent set forth in its balance sheet of December 31, 2006 or in the notes thereto, previously furnished to Seller or as set forth in Schedule 3.01(h) to this Agreement.  Since December 31, 2006, Purchaser has not incurred any such debts, liabilities or obligations, except for liabilities to fund Contracts or other liabilities in the ordinary course of its business.  Since December 31, 2006, Purchaser has not become a party to an agreement that has or is reasonably likely to have a material adverse effect on Purchaser’s premium finance business.

(i) No Material Adverse Effect.  Since December 31, 2006, no conditions, matters or events have occurred that materially and adversely affect, or might reasonably be expected to so affect, the ability of Purchaser to timely perform its obligations under any of the Purchaser Documents

3.02 Representations and Warranties of Seller and Parent Relating to Seller and this Agreement.  Seller and Parent jointly and severally represent and warrant, in each case as of the date of this Agreement and as of the Closing Date, as follows:

(a) Organization and Good Standing.  Seller is a corporation duly organized and validly existing and in good standing under the laws of the state of incorporation set forth on the first page of this Agreement.  Seller and Parent each has the corporate power and authority to execute, deliver and perform its obligations under the Seller Documents to which it is a party and the transactions contemplated thereby, and Seller has the corporate power and authority to own its property and conduct its business, as such properties are presently owned and such business is presently conducted.

(b) Due Qualification.  Seller is duly qualified to do business and is in good standing as a foreign corporation, is in compliance with all laws applicable to the Purchased Assets and has all necessary licenses and approvals in each jurisdiction where the failure to comply with such laws or the failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on the enforceability of the  Purchased Receivables or the transactions contemplated by the Seller Documents.

(c) Due Authorization.  Seller’s and Parent's execution and delivery of the Seller Documents to which it is a party, and Seller’s and Parent's consummation of the transactions provided for therein on its part, have been duly authorized by all necessary corporate action of Seller and Parent.

(d) Binding Obligation.  Each of the Seller Documents constitutes a valid and legally binding obligation of Seller and/or Parent, as applicable, enforceable against such person in accordance with its terms, subject in each case to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to the principles of equity.

(e) No Violation.  The execution and delivery by each of Seller and Parent of the Seller Documents to which it is a party, the performance by it of the transactions contemplated thereby and the fulfillment of the terms thereof will not conflict with, violate, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time or both) a default under or result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets (other than in favor of Purchaser or the Bank Accounts) pursuant to any requirement of law applicable to such person, or any charter document, bylaw provision, indenture, contract, agreement, mortgage, deed of trust, or other instrument to which such person is a party or by which such person or any of its properties are bound, except for such violations, breaches or defaults, if any, which individually or in the aggregate would not materially adversely affect:

(i) the financial condition of such person,

(ii) the validity or enforceability of the Purchased Receivables, related Contracts and Related Security of Seller, taken as a whole, or

(iii) such person’s ability to timely perform its obligations under this Agreement or the other Seller Documents to which it is a party.

(f) No Proceedings.  Except for the matters described in Schedule 3.02(f) and ordinary course regulatory exams that have not resulted in or indicated any action, there are no proceedings or, to Seller’s knowledge, investigations pending or, to Seller’s knowledge, proceedings or investigations threatened, against Seller or Parent (or, to Seller’s knowledge, any basis therefor) before any court, administrative agency or other governmental authority,

(i) asserting the invalidity of any of the Seller Documents,

(ii) seeking to prevent the consummation of any of the transactions contemplated by any of the Seller Documents to which such person is a party,

(iii) seeking any determination or ruling that, if determined adversely to such person, would materially and adversely affect the performance by it of its obligations under any of the Seller Documents to which it is a party or otherwise materially and adversely affect the ability of Seller to operate its business after the Closing Date,

(iv) seeking any determination or ruling that, if determined adversely to it, could materially and adversely affect the validity or enforceability of any of the Seller Documents to which it is a party,

(v) otherwise seeking damages or injunctive relief against such person, or

(vi) involving any Receivable, any related Contract or any claim of such person to any Related Security.

(g) All Consents Required.  Except as disclosed in Schedule 3.02(g), all approvals, authorizations, consents, orders or other actions of any person required of Seller in connection with Seller’s execution and delivery of the Seller Documents to which it is a party, Seller’s performance of the transactions contemplated thereby and Seller’s fulfillment of the terms thereof have been obtained.

(h) Books and Records; Financial Statements.

(i) Seller’s financial records, ledgers and account books are true, accurate and complete in all material respects, and, since December 31, 2006, Seller’s financial records, ledgers and account books have been kept in the ordinary course of business and are true, accurate and complete in all material respects.  Since December 31, 2006, Seller has not changed its accounting methods, principles or practices in any material respect.  Except as disclosed in Schedule 3.02(h) or agreed to by Purchaser, since December 31, 2006, there have been no changes to the reserves maintained by Seller.

(ii) Seller’s balance sheet as of December 31, 2006, and the related statements of operations and cash flows for the periods then ended and the related notes, if any, which were provided to Purchaser, are in accordance with Seller’s books and records, have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, Seller’s financial condition at the times and the results of operations and cash flows of Seller for the periods then indicated.  At December 31, 2006, Seller had no material debts, liabilities or obligations, known or unknown, whether accrued, absolute, contingent or otherwise, or whether due or to become due, except to the extent set forth in its balance sheet of December 31, 2006 or in the notes thereto, previously furnished to Purchaser or as set forth in Schedule 3.02(h) to this Agreement.  Since December 31, 2006, Seller has not incurred any such debts, liabilities or obligations, except for liabilities to fund Contracts or other liabilities in the ordinary course of its business.  Since December 31, 2006, Seller has not become a party to an agreement that has or is reasonably likely to have a material adverse effect on Seller’s premium finance business or any of the Purchased Assets.

(i) No Material Adverse Effect; Conduct of Business.  Since December 31, 2006, no conditions, matters or events have occurred that materially and adversely affect, or might reasonably be expected to so affect, Seller’s financial condition or premium finance business.  Since December 31, 2006, Seller has conducted its business in all material respects in the ordinary course substantially in accordance with the policies and practices in existence at such date.

(j) Consumer Protection.  Each of the Contracts related to the Existing Purchased Receivables that is a consumer contract is in compliance in all material respects with Federal Truth-In-Lending laws and regulations, including Regulation Z, and any other applicable consumer protection or state usury or premium finance law.

(k) Marks.  Schedule 3.02(k) to this Agreement is a schedule of all corporate names and registered and unregistered trade names, trademarks and service marks (the “Marks”) that are used or owned by Seller or to which Seller has any rights or licenses, including all registrations thereof and applications therefor, in each case with respect to its premium finance business.  To Seller’s knowledge, there has been not been any infringement by others of any such Marks or of any copyright of any third party in any of the forms or marketing materials that are Purchased Assets.  Except as set forth in Schedule 3.02(k), (i) Seller owns (or will at Closing own) all such Marks and all copyrights in and to Seller’s forms and marketing materials that are Purchased Assets, free and clear of all liens, encumbrances, licenses, restrictions and claims of any other person or entity; and (ii) to Seller’s knowledge, use of such Marks and forms and marketing materials in New York does not, and will not, conflict with, infringe on, or otherwise violate trademark, copyright or other proprietary rights of any person or entity.  Seller has (or will have at Closing) the right to sell or assign to Purchaser all such Marks (to the extent provided in this Agreement) and all such forms and marketing materials.

(l) Corporate Name.  Except as set forth on Schedule 3.02(l), Seller has full right, title and ownership to the corporate names “Payments, Inc.” in New York and Pennsylvania and "NJ Payments, Inc." in New Jersey and any assumed or fictitious names under which Seller has engaged in its premium finance business, in each case in the states in which Seller is incorporated or licensed to conduct its business, and Seller has not received any notice of conflict with respect to the right of others to the use of such names.

(m) Websites.  Seller has the exclusive right to use Seller’s Website and no person other than Seller has any interest therein.  Seller owns all rights necessary to permit it to use the Websites and their content in Seller's premium financing business and to sublicense the rights to use Seller’s Website to Purchaser to permit Purchaser to use such Website and its content after the Closing in the manner provided in this Agreement.  The rights assigned by Seller to Purchaser under the Third Party IP Assignment are sufficient to permit Purchaser to use the Input 1 Websites and their content after the Closing in the manner Seller has used them before the Closing in its premium financing business.  Except for amounts described in Schedule 3.02(m), there are no future payments due with respect to the Websites for which Purchaser will be responsible.  The Websites and the use thereof by Seller and by Purchaser as provided herein do not and will not infringe upon any copyright, patent or other proprietary rights of any person.  Notwithstanding the foregoing, no representation or warranty as to non-infringement is made herein with respect to the Input 1 Websites.

(n) Assigned Contracts.  Schedule 1.01(a) lists each contract between Seller and a third party provider for the purpose of obtaining property or services in connection with Seller’s premium finance business.  True and complete copies of such licenses and of any such contract that is among the Assigned Contracts have been provided to Purchaser. The rights under the Assigned Contracts being transferred to Purchaser together with the Website Sublicense and the Third Party IP Assignment are sufficient (and no rights under any other contracts to which Seller is a party are required) to permit Purchaser to conduct Seller's premium finance business in substantially the same manner that Seller conducted such business as of the date of this Agreement.  With respect to each of the Assigned Contracts, Seller states:

(i) the agreement has been duly and validly executed by Seller and, to Seller’s knowledge, each of the other parties thereto,

(ii) the agreement is in full force and affect without amendment (except as otherwise noted on Schedule 3.02(n)),

(iii) Seller has not, and to Seller’s knowledge no other party has, committed a default thereunder, other than a prior default that was properly cured within the applicable cure period provided therein or a default that would not have a material adverse effect upon Seller’s rights thereunder,

(iv) to Seller’s knowledge, no event of default or event that, with lapse of time or notice or both, would constitute an event of default on the part of any party thereto has occurred thereunder other than an event of default that would not have a material adverse effect upon Seller’s rights thereunder,

(v) no outstanding and uncured written notices of default have been sent by either party thereto,

(vi) except as noted in Schedule 3.02(g), with respect to the Assigned Contracts, the agreements can be assigned by Seller to Purchaser without the consent of the other party thereto or any other party, and

(vii) Seller will exercise use reasonable commercial efforts to obtain any required consent to the assignment of such Assigned Contract to Purchaser.

(o) Accuracy of Certain Information Furnished.  All current and historical written information furnished to Purchaser by Seller concerning Seller’s Receivables involving (i) concentrations with respect to Insurance Obligors, producers and geographic regions, (ii) yields, (iii) numbers of accounts, (iv) premium volume, (v) charge-offs, (vi) cancellations and (vii) licenses in New York, New Jersey and Pennsylvania was true and complete in all material respects and free of any material omission as of the dates specified therein.

(p) Solvency.  Immediately before, and after giving effect to, the transfer of the Existing Purchased Assets under this Agreement, Seller will be able to pay its debts generally as they mature and will have capital sufficient to carry on its business as then constituted.

(q) Assumed Liabilities.   The Assumed Liabilities described in clauses (a) and (c) of the definition of that term will not, as of the Cut-Off Time, exceed to any material extent the respective amounts set forth for such purposes in Schedules 1.01(b) and 1.01(c).  Schedule 5.13 sets forth in all material respects, as of the date of this Agreement, the name, current position, base salary, accrued vacation pay, personal holidays remaining and bonuses payable, if any,  to the employee listed thereon.

(r) Taxes.  Seller has timely paid (or will have paid before the Closing Date) or has reserved for payment all Taxes, and all interest and penalties due thereon and payable by it before the Closing Date, the non-payment of which would result in a charge against Purchaser or a lien on any Purchased Asset.

(s) Contracts.  Attached to this Agreement as Schedule 3.02(s) is a copy of each form of Contract used by Seller in its premium finance business with respect to the Existing Purchased Assets.  None of the Existing Purchased Assets includes a Contract the form of which is not included as part of Schedule 3.02(s).

3.03 Other Representations and Warranties of Seller and Parent Relating to the Receivables and Existing Purchased Assets.  Seller and Parent jointly and severally represent and warrant to Purchaser, in each case as of the date of this Agreement and as of the Closing Date, with respect to the Existing Purchased Assets, that:

(a) Accuracy of Schedules and Validity of Receivables.  Schedule 1 to Seller’s Bill of Sale, Assignment and Assumption Agreement will be an accurate and complete listing of the Existing Purchased Receivables and related Contracts in all material respects as of the Cut-Off Time.  The information contained in Schedule 1 with respect to such Existing Purchased Receivables and related Contracts as of the Cut-Off Time will be true and correct in all material respects as of such date.  Each of such Existing Purchased Receivables was originated in a bona-fide transaction free of any fraud on the part of Seller or, any producer and was otherwise procured and prepared in compliance in all material respects with all applicable laws and regulations.  Each of the Contracts related to an Existing Purchased Receivable is a valid and binding obligation of the related insured, enforceable against the related insured (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to the principles of equity and provided that this representation does not warrant collectability against the insured).

(b) Seller has taken any and all actions necessary to protect its collateral and the unearned premiums securing the Contracts including but not limited to the issuance of all requisite notices to effectuate cancellation of such insurance policy for all Contracts that are or have been in default as that term is defined in the Contract on a timely basis consistent with prudent industry norms.  All such actions and notices have been in accordance with all legal and regulatory requirements necessary to effectuate cancellation of the underlying insurance policy financed under the Contract.  Seller has maintained complete and accurate records of such compliance and will provide to Purchaser evidence of such compliance for each of the Existing Purchased Receivables in default as of the Cut-Off Date.  Schedule 2 to the Bill of Sale, Assignment and Assumption Agreement will be an accurate and complete listing of the other Existing Purchased Assets conveyed thereby in all material respects as of the Closing Date, and the information contained therein with respect to such Existing Purchased Assets will be true and correct in all material respects as of such date.

(c) Title.  Except for the interest, if any, of Obligors, mortgagees and loss payees in the unearned premiums constituting a part of the Related Security and except as described in Schedule 3.03(c), Seller has good and valid title to all of the Existing Purchased Assets that it is selling, free and clear of all licenses, claims, liens, pledges, mortgages, security interests, or any other type of charge or encumbrance or rights in favor of another person of any nature (collectively “Liens”) other than Liens on the Bank Accounts.  At the Closing Date, Seller will have good and valid title to all of the Existing Purchased Assets that it is selling, free and clear of all Liens, except for the interest, if any, of Obligors, mortgagees and loss payees in the unearned premiums constituting a part of the Related Security and except for any liens created by Purchaser or created in favor of Purchaser resulting from the actions described in Section 2.03 of this Agreement and except for Liens on the Bank Accounts.

(d) Valid Sale, Free of all Liens.

(i) This Agreement, together with the Assignments and Schedules to the Assignments, constitutes, upon delivery thereof and upon the making of the deliveries and the taking of the other steps contemplated in Section 2.03, a valid sale, transfer, conveyance and assignment to Purchaser of all Seller’s right, title and interest in the Existing Purchased Assets, including the Existing Purchased Receivables, their related Contracts and the Related Security and any proceeds thereof, and at the Closing, the Existing Purchased Assets, including the Existing Purchased Receivables, the related Contracts and Related Security and any proceeds thereof, will be conveyed to Purchaser in compliance, in all material respects, with all requirements of law applicable to Seller, and Purchaser will acquire the same, free and clear of any Lien except for the interest, if any, of Obligors, mortgagees and loss payees in the unearned premium constituting part of the Related Security and except for liens created by Purchaser or created in favor of Purchaser resulting from the actions described in Section 2.03 of this Agreement.

(ii) Seller has followed the following procedures in originating each of its Existing Purchased Receivables.

(A)            In connection with the origination of Existing Purchased Receivables related to an assigned risk insurance policy originated through the NYAIP, the standard procedure is for an NYAIP certified broker/producer to forward a copy electronically via the NYAIP website and also by paper of the application obtained from the NYAIP website indicating that the applicable policy is premium financed, the amount financed and the name and address of the premium finance company. The paper application is accompanied by a draft drawn on Seller and made payable to the NYAIP or the insurer if known. All payments are made only to the carrier or the carrier via the NYAIP in conjunction with a validly bound policy through the NYAIP.

(B)            Each Contract related to a Purchased Receivable (1) sets forth the related insured Obligor’s promise to repay amounts advanced by Seller plus finance charge, which promise is secured by a written assignment to Seller as security of any such unearned premiums, (2) with respect to Contracts entered into in New York, conveys to Seller authority enabling Seller to cancel any insurance policy listed in the Contract pursuant to New York State Banking Laws Article 12B section 576 and (3) gives Seller full authority, upon the insured’s default, to cancel the policy and receive any unearned premiums and other sums resulting from cancellation.

(iii) Seller has a perfected security interest in the unearned premiums included within the Related Security applicable to its Contracts, and the procedures followed in Section 2.03 will be sufficient to assign Seller’s rights therein to Purchaser and to give Purchaser a perfected security interest in the Contracts, Receivables and Related Security, including such unearned premiums.

3.04 Other Representations and Warranties of Seller and Parent Relating to the Subsequently Acquired Receivables Seller and Parent jointly and severally represent and warrant to Purchaser, in each case as of the date a Subsequently Acquired Receivable is sold to Purchaser pursuant to Section 2.04, that:

(a)            Each Contract assigned and sold to Purchaser meets the conditions in paragraphs (ii), (iii) and (iv) of the definition of Eligible Contract and was originated in a bona fide transaction free of any fraud on the part of Seller.

(b)            The Seller has all necessary licenses and approvals in each jurisdiction where the failure to comply with such laws or the failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on the enforceability of the Subsequently Acquired Receivable.

(c)            The Seller and Parent will do nothing to impair Purchaser’s rights to such Contracts and their proceeds.

ARTICLE IV

CONDITIONS

4.01 Conditions to Obligations of Purchaser.  Purchaser’s obligations to purchase the Purchased Receivables and any other Purchased Assets under this Agreement and to perform any obligations under Section 2.03 or Section 2.04 of this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties True.  The representations and warranties of Seller and Parent under this Agreement (except for Section 3.04) must be true and correct in all material respects on the Closing Date, and with the same effect as if then made, and Seller and Parent must have performed all obligations to be performed by them, respectively, under this Agreement on or before such date.  On the Closing Date, Seller and Parent must deliver to Purchaser a certificate or certificates (in Seller’s case, signed by a duly authorized officer) to such effect.

(b) Deliveries.  Seller must have made the deliveries and provide satisfactory evidence that it has taken the other steps required of it by Section 2.03.

(c) Release of Liens.  All Liens against the Purchased Assets must have been satisfied and released, and Seller must have furnished evidence of such satisfaction and release to Purchaser, in form and substance satisfactory to Purchaser.

(d) Third Party Consents.  The consent of all necessary third parties to the assignment of any Assigned Contracts to which they respectively are a party must have been obtained without cost to any Purchaser or any change in the related Assigned Contract.

(e) Other Consents and Approvals.  Purchaser must have obtained the consents referred to in Schedule 3.01(g).

(f) Opinion of Counsel.  Seller must have delivered to Purchaser an opinion of counsel, satisfactory to Purchaser and its counsel, as to the matters referred to in Section 3.02(a) through (g) and (j), and, as to the matters referred to in Section 3.03(c) and to the effect that, assuming the applicability of New York law, as applicable,

(i)            the Contracts are payment intangibles under the applicable UCC,

(ii)            Seller has a perfected security interest in the unearned premiums included within the Related Security,

(iii)            the procedures described in Section 2.03 of this Agreement will be sufficient to transfer and sell to Purchaser, and to perfect the sale, of such security interest in the Purchased Receivables and related Contracts and Related Security under the applicable UCC, if it applies, or other applicable law, and

(iv)            no other filing, publication, notice, recording, approval, authorization, or other action with or by any governmental or regulatory authority or any other person is required in connection with such perfection. As to matters in Section 3.02(e), such opinion may be limited to the knowledge of counsel except with respect to requirements of law and applicable Charter and bylaw provisions.  As to matters referred to in Section 3.02(j), such opinion may be limited to the compliance with such matters of the forms of contracts attached as Schedule 3.02(s).  As to matters referred to in Section 3.03(c) insofar as it relates to absence of Liens, the opinion may rely on lien searches conducted by CT Corporation or other reputable company and certificates of Seller’s officers.

4.02 Conditions to Obligations of Seller.  Seller’s obligations to sell the Purchased Receivables and the other Purchased Assets to Purchaser under this Agreement and to perform any other obligations under Section 2.03 and Section 2.04 of this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties True.  Purchaser’s representations and warranties under this Agreement must be true and correct on the Closing Date in all material respects with the same effect as if then made, and Purchaser must have performed all obligations to be performed by it under this Agreement on or before such date.  On the Closing Date, Purchaser will deliver to Seller and Parent an officers’ certificate or certificates to such effect.

(b) Payment of Purchase Price.  Purchaser must have paid the aggregate amount due Seller under Section 2.01(b)(i).

(c) Assignments; Website Sublicense.  Purchaser must have executed and delivered a Bill of Sale, Assignment and Assumption Agreement and the Third Party IP Assignment reflecting its assumption of the Assumed Liabilities and Seller’s obligations under the Third Party Software License and must have executed and delivered the Website Sublicense.

ARTICLE V

OTHER COVENANTS

5.01 Conduct of Business.

(a)  Seller and Parent jointly and severally agree that before the Closing Date or the earlier termination of this Agreement, except as contemplated by this Agreement:

(i) Seller will conduct its business substantially in accordance with present policies, except that from the date of this Agreement to and including the Closing Date Seller will submit any premium finance contract exceeding $10,000 in principal amount to Purchaser for approval before acceptance,

(ii) Seller will use commercially reasonable efforts to preserve Seller’s business organization intact,

(iii) consistent with efficient and economical management, Seller will (A) use commercially reasonable efforts to retain the services of Seller’s employees and producers that are necessary to retain Seller’s goodwill, and (B) use commercially reasonable efforts to cause such employees and producers to retain Seller’s goodwill and preserve Seller’s business relationships with its producers and others, and

(iv) Seller will maintain all material existing business permits, licenses and obligations of Seller.

(b)  Seller and Parent jointly and severally agree that from and after the date of this Agreement, and before the Closing Date or the earlier termination of this Agreement, Seller will not, without Purchaser’s consent:

(i) terminate, transfer or significantly change the work responsibilities of any of the employees identified in Schedule 5.13, grant any general or uniform increase in rate of pay of employees or increase in salary payable to any such employee, other than in accordance with past practices or pre-existing contractual commitments, or modify the terms of any non-competition or confidentiality agreement with any employee,

(ii) associate with any new producer, or terminate or materially modify its existing relationship with any existing producer, other than terminations in the ordinary course of business,

(iii) enter into or terminate any purchase order, contract or other agreement with respect to the Existing Purchased Assets, other than Contracts entered into in the ordinary course of its business and in compliance with Section 5.01(a)(i),

(iv) mortgage, pledge, lease, subject to any lien or encumbrance, sell, transfer of dispose of any of the Existing Purchased Assets other than in the ordinary course of business, or waive, compromise or settle any material rights with respect thereto, or

(v) acquire any assets (other than Contracts and other than in the ordinary course of business) that under the terms of this Agreement will become Existing Purchased Assets.

5.02 Finder’s Fees; Brokers. Each of Seller, Parent and Purchaser represent and warrant that there are no claims (or any basis for claims) for brokerage commissions, finder’s fees or like payments in connection with this Agreement and the transactions contemplated under this Agreement resulting from any action taken by it or on its behalf.  Seller and Parent, jointly and severally on the one hand, and Purchaser on the other hand, will indemnify and hold the other harmless with respect to any violation of its representations and warranties set forth in this Section.

5.03 Indemnification.

(a) Indemnification by Seller and Parent.  Subject to the limitations set forth in this Agreement, Seller and Parent agree, jointly and severally, to indemnify, defend, save and hold harmless Purchaser from and against all damage, liability, loss, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs of investigation and other costs and expenses incident to any suit, action or proceeding, but excluding loss of profits and consequential, special, indirect, exemplary, punitive and similar damages of any kind whatsoever except as noted below and except for such damages included as third party claims) (individually and collectively, “Losses”) actually incurred or sustained by Purchaser that arises out of or results from:

(i) the non-existence, misdescription or legal deficiency of any Contract or any other documentation used by Seller before the Closing in its premium finance business, or the failure of Seller or a producer to deliver documentation concerning a Contract,

(ii) any improper act relating to the procurement of Contracts, including any claim of “fraud in the inducement,” any other fraud on the part of any Company Producer, and any impermissible broker compensation;

(iii) the unenforceability of a Contract, Receivable, or Related Security as a result of non-compliance with licensing or other law applicable to Seller or the Existing Purchased Receivables;

(iv) any act, whether by commission or omission, of Seller that reduces the Related Security with respect to any Existing Purchased Receivable, or causes a loss with respect to an Existing Purchased Receivable, related Contract or Related Security or any other Existing Purchased Asset, including, without limitation, Seller’s improper or invalid request to an insurer for the cancellation of an insurance policy and related refund of unearned premiums;

(v) any breach of any representation or warranty of Seller under any of the Seller Documents;

(vi) any breach of any covenant or agreement to be performed by Seller under any of the Seller Documents (regardless of when such agreements or covenants are to be performed);

(vii)  the conduct of Seller’s business before the Closing Date, including alleged errors and omissions by Seller or any of its agents in the course of originating or servicing premium finance receivables and contracts or canceling insurance policies, or claims of any of Seller’s employees relating to their employment by Seller or actions involving them taken by Seller before the Closing,

(viii) any of the litigation matters described in Schedule 3.02(f); and

(ix) the fact (if it turns out to be true) that, immediately before, and after giving effect to, the transfer of the Existing Purchased Assets under this Agreement (A) the fair market value of Seller’s assets did not exceed its liabilities, or (B) Seller was not solvent or able to pay its debts generally as they mature, or (C) Seller did not have sufficient capital to carry on its business as then constituted.

Notwithstanding the foregoing, (1) the exclusion from "Losses" of  "loss of profits" shall not be deemed to (a) exclude anticipated profits from collection of the Existing Purchased Receivables or (b) apply to breaches of Section 5.17, (2) no indemnification under this Section 5.03(a)  will be required unless a claim therefor is made by written notice to Seller within the applicable time period specified in Section 5.05 below, (3) no indemnification under this Section 5.03(a) will be available to Purchaser to the extent of any adjustment to the Purchase Price pursuant to Section 2.01, (4) no indemnification under this Section 5.03(a) will be available to Purchaser unless and until the aggregate Losses to Purchaser resulting from otherwise indemnifiable matters shall exceed a cumulative aggregate of $10,000 and then only for the excess thereof, and (5) the aggregate liability of Seller and Parent for all indemnification obligations hereunder shall not exceed the Purchase Price. Further, the provisions of this Section do not apply to breaches representations, warranties, covenants or agreements under Section 2.04 or to any such breaches under Section 3.04; however, this limitation is not intended to prevent Purchaser from seeking or obtaining such redress as may be available to it under applicable law and other provisions of this Agreement; provided, that in any such action Purchaser may not seek or obtain loss of profits or consequential, special, indirect, exemplary, punitive and similar damages of any kind whatsoever except for loss of profits noted in clause (1)(b) of this paragraph and except for such damages included as third party claims.

(b) Indemnification by Purchaser.  Subject to the limitations set forth in this Agreement, Purchaser will indemnify, defend, save and hold harmless Seller and Parent from and against all Losses (which, for purposes hereof, shall include amounts payable to Seller pursuant to Section 2.01(b)(iii)) incurred or sustained by Seller and/or Parent that arise out of or result from:

(i) the legal deficiency of any Contract used by Seller after the Closing pursuant to the provisions hereof;

(ii) any improper act by Purchaser relating to Existing Purchased Receivables, including the failure to timely cancel Policies with respect to which the borrower is in default;

(iii) the unenforceability of an Existing Purchased Receivable as a result of non-compliance with licensing or other law applicable to Purchaser;

(iv) any breach of any representation or warranty of Purchaser under any of the Purchaser Documents;

(v) any breach of any covenant or agreement to be performed by Purchaser under any of the Purchaser Documents (regardless of when such covenants or agreements are to be performed); and

(vi) the conduct of Purchaser’s business after the Closing Date, including alleged errors and omissions by Purchaser or any of its agents in the course of originating or servicing premium finance receivables and contracts or canceling insurance policies, or claims of any of Purchaser’s employees relating to their employment by Purchaser or actions involving them taken by Purchaser after the Closing.

Notwithstanding the foregoing, (1) the exclusion from "Losses" of  "loss of profits" shall not be deemed to (a) exclude anticipated profits from collection of the Existing Purchased Receivables pursuant to Section 2.01(b)(iii), or (b) apply to breaches of Section 5.17,  (2) no indemnification under this Section 5.03(b) will be required unless a claim therefor is made by written notice to Purchaser within the applicable time period specified in Section 5.05 below and (3) the aggregate liability of Purchaser for indemnification obligations hereunder shall not exceed the Purchase Price.  Further, except as contemplated by clause (i), the provisions of this Section do not apply to breaches of representations, warranties, covenants or agreements under Section 2.04; however, this limitation is not intended to prevent Seller from seeking or obtaining such redress as may be available to it under applicable law, including, without limitation, damages for the Acquisition Fee payable pursuant to Section 2.04, and other provisions of this Agreement; provided, that in any such action Seller may not seek or obtain loss of profits or consequential, special, indirect, exemplary, punitive and similar damages of any kind whatsoever except for amounts payable pursuant to Section 2.01(b)(iii) or loss of profits noted in clause (1)(b) of this paragraph and except for such damages included as third party claims.

(c) Third Party Claims.

(i) Promptly after service of notice of any claim or of process by any third person in any matter in respect of which indemnity may be sought from another party under this Agreement, the party so served will notify the indemnifying party of the receipt thereof.  The indemnifying party may participate in, or assume and control, at its own expense, the defense of any such claim or process or settlement thereof.  After notice from the indemnifying party of its election so to assume the defense thereof the indemnifying party will not be liable to the indemnified party for any legal or other expense incurred by the indemnified party in connection with such defense accruing after such assumption, provided that the indemnifying party diligently defends such matter.  Such defense must be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the indemnified party will be advised promptly of all developments.

(ii) Notwithstanding the foregoing, with respect to any matter that is the subject of any such claim and as to which the indemnified party fails to give the indemnifying party such notice as aforesaid, if such failure adversely affects the ability of the indemnifying party to defend such claim or materially increases the amount of indemnification that the indemnifying party is obligated to pay under this Agreement, the amount of indemnification that the indemnified party will be entitled to receive will be reduced to an amount that the indemnified party would have been entitled to receive had such notice been timely given.

(iii) No settlement by the indemnifying party of any such claim creating a material obligation on the indemnified party will be made without the prior written consent of the indemnified party, which consent will not be unreasonably withheld or delayed.  Should an indemnified party unreasonably withhold or delay consent to the monetary settlement of a claim, the indemnifying party will have no obligation to the indemnified party for any loss or expense incurred by the indemnified party in connection with such claim in excess of the amount for which the claim could have been settled had the indemnified party reasonably and timely consented to the settlement.  No settlement of any such claim as to which the indemnifying party has not elected to assume the defense thereof will be made without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld or delayed.

(d) Mitigation.  An indemnified party will be subject to applicable requirements under common law to mitigate damages.  Any reasonable expenses incurred by the indemnified party in an effort to mitigate damages will be subject to indemnification as provided in clauses (a) and (b) above.  There will be no duty to mitigate in an action seeking specific performance or other relief in equity.

(e)            Insurance Coverage; Tax Benefit.  If the amount of any indemnifiable Loss, at any time subsequent to the making of an indemnity payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage or any tax benefit or savings, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, net of any costs, expenses, premiums or taxes incurred in connection with collecting such amount will promptly be repaid by the indemnified party to the indemnifying party; provided, however, that, if the amount of indemnified Loss is so reduced prior to the making of the indemnity payment, the amount of the indemnity payment shall be net of the amount of the reduction.  As a condition to indemnification hereunder, the indemnified party shall be required to make any and all available claims for insurance with respect to indemnifiable Losses.

5.04 Protection of Purchaser’ Rights.  Neither Seller nor Parent will take any action that would impair Purchaser’s rights in the Purchased Assets.  Seller and Parent, jointly and severally, will take such actions that Purchaser reasonably requests to avoid or eliminate any impairment of Purchaser’s rights in the Purchased Assets.

5.05 Survival of Representations and Warranties. The representations and warranties, covenants and agreements of Seller, Parent and Purchaser set forth in this Agreement will survive the Closing Date.  All such representations and warranties, except those contained in Sections 3.01(a), 3.01(c), 3.01(d), 3.01(e), 3.01(f), 3.01(g), 3.02(a), 3.02(c), 3.02(d), 3.02(e), 3.02(f), 3.02(g), 3.02(j), 3.02(r) and 3.03 (b), (c) and (d) and 3.04, will remain in full force and effect for one year after the Closing Date.  The representations and warranties contained in Sections 3.01(a), 3.01(c), 3.01(d), 3.01(e), 3.01(f), 3.01(g), 3.02(a), 3.02(c), 3.02(d), 3.02(e), 3.02(f), 3.02(g), 3.02(j), 3.02(r) and 3.03 (b), (c) and (d) will remain in full force and effect for six years after the Closing Date or, if longer or shorter, for the applicable statute of limitations.  The representations and warranties in Section 3.04(a) and 3.04(c) will remain in full force and effect for one year after the date deemed made with respect to a Subsequently Acquired Receivable and the representations and warranties in Section 3.04(b) will remain in full force and effect for  six years after the date deemed made with respect to a Subsequently Acquired Receivable.  All covenants and agreements of Purchaser and Seller and Parent, respectively, contained in this Agreement will survive indefinitely or as otherwise stated in this Agreement.

5.06 Access; Confidentiality

(a) On and before the Closing Date:

(i) Purchaser and its authorized representatives will have access to Seller’s premises and to Seller’s books and records and officers, employees and agents during customary business hours and upon reasonable notice,

(ii) Seller’s officers and Parent will furnish and cause Seller’s employees and agents to furnish Purchaser with such financial and operating data and other information with respect to Seller’s business and properties that Purchaser from time to time reasonably requests, and

(iii) Purchaser may monitor Seller’s operations and consult with each of Seller’s officers concerning the conduct of Seller’s business, and Seller will take Purchaser’s recommendations concerning such conduct into consideration, it being understood, however, that before the Closing Date Seller’s business is being operated at Seller’s risk and that Seller will remain in control of Seller before such date, except as otherwise expressly provided by this Agreement.

(b)            The parties mutually acknowledge that they may become privy to the other’s Confidential Information, and that communication of such Confidential Information to third parties (whether such communication is authorized by Purchaser or Seller respectively or otherwise) could damage the other’s business.  Purchaser, Seller and Parent therefore mutually agree to take reasonable steps to insure that such information about the Purchaser or Seller, obtained by  Seller or Purchaser and Parent, respectively, or any of their respective employees, officers, agents, attorneys, or other accredited representatives, shall remain confidential and not be disclosed or revealed to outside sources except to the extent required by applicable law or pursuant to a court order or to persons under their control, third parties serving as legal, accounting or investment advisors,  rating agencies or to lending institutions involved in connection with providing financing for this transaction.  Further,  if the transactions contemplated by this Agreement are not consummated, no party will use such information in competition with any other party (except to the extent that such information can be shown to have been (i) in the public domain other than as a result of disclosure by the disclosee, (ii) previously known to the disclosee, or (iii) later acquired by the disclosee from other legitimate sources, provided such sources are not known by the disclosee to be bound by any confidentiality agreement with the disclosing party).   As used herein “Confidential Information” includes Purchaser’s underwriting guidelines and related policies and criteria and other information not ordinarily known by noncompany personnel, including trade secrets, pricing policy and records, and all other information normally understood to be confidential or otherwise designated as such by Seller or Purchaser or Parent.

(c)            Purchaser will continue to be bound by the terms and conditions of the letter agreement between Parent and Purchaser dated September 27, 2007.

5.07 Further Acts. Seller and Parent will execute and deliver such further documents and do such further acts that Purchaser reasonably requests for the purpose of further evidencing, confirming, recording, perfecting or otherwise documenting the transfer of the Purchased Receivables and other Purchased Assets.  Each of the parties will execute and deliver such further documents and do such further acts as the other parties reasonably request to give effect to the transactions contemplated by this Agreement.

5.08 Sale; Allocation of Purchase Price.

(a)  Seller and Purchaser will treat the conveyance of the Purchased Receivables and the other Purchased Assets under this Agreement for all purposes (including, without limitation, tax and financial accounting purposes) as a sale and purchase, respectively, on all relevant books, records, tax returns, financial statements and other applicable documents.

(b)  The Purchase Price of the Existing Purchased Assets, which consists of the cash payable under Section 2.01(b)(i), as adjusted in Section 2.01(b)(ii), (iii) and (iv), plus the Assumed Liabilities, will be allocated as follows (and the parties will report this transaction consistent with such allocation).

Receivables:                                 $11,845,204.66

5.09 Arbitration.

(a)  The parties will resolve disputes by non-binding mediation if the dispute cannot be settled first through negotiation between designated senior management representatives of Purchaser and Seller. Within 20 days following a request for mediation by a party, the parties will participate in mediation for at least 8 hours attended by an executive for each party with authority to negotiate. Except as the parties otherwise agree, if mediation fails to resolve a dispute, either party may initiate binding compulsory arbitration as set forth in the balance of this Section 5.09.  For purposes of this Section 5.09, Seller and Parent are referred to collectively as a “party.”

(b) Any dispute submitted to arbitration will be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Any arbitration between the parties will occur before one arbitrator.  The parties to the arbitration will agree on one arbitrator.  If the parties to the arbitration cannot select an arbitrator within 14 days, then either party may ask the New York, New York, office of the American Arbitration Association to select the arbitrator and all parties will accept the selection.  The arbitration will take place in New York, New York, at a time and location selected by the arbitrator.  Each party will pay its expenses (including travel costs, witnesses, and attorneys fees) relating to the arbitration.  No party will make a request for recovery of expenses from the other party.  Further,  only those types of Losses for which a party may seek indemnification, as well as any claim for amounts payable pursuant to Section 2.04, including Acquisition Fees, will be permitted to be awarded by the arbitrator ( which includes any type of damages arising from third party claims that include such damages within such claims.)  Each party will pay an equal portion of the actual arbitration costs including, but not limited to, arbitrator fees and administrative fees of the American Arbitration Association.  The parties agree that limited discovery will be permitted in accordance with the Federal Rules of Civil Procedure for 90 days following the selection of an arbitrator. All discovery disputes will be resolved by the arbitrator.  After the hearing the arbitrator will issue a written opinion, which sets forth the decision and the legal and factual basis for such decision.  The decision will be issued in compliance with the time guidelines of the American Arbitration Association.  The opinion of the arbitrator will be binding upon the parties to the arbitration.  If a party fails to act in accordance with the decision of the arbitrator, the prevailing party will be entitled to initiate a civil action in accordance with the federal or applicable state arbitration acts.  All costs of enforcement of the arbitrator’s decision, including reasonable attorneys fees, will be paid by the party being required to perform under the opinion of the arbitrator or as modified by the court entering such order of enforcement.

(c) Subsections (a) and (b) of this Section 5.09 will not apply to an action of the type for which a party is entitled at law or in equity to judicial injunctive relief or judicial specific performance arising out of the activity to be enjoined or caused to be performed, including, without limitation, any alleged violation by any party or its affiliates with respect to Confidential Information or of a non-compete or non-solicitation agreement.

(d) Any claims, lawsuits or controversies by, between or involving third parties and the parties to this Agreement will not be submitted to arbitration.

5.10 Post-Closing Access. After the Closing, (a) Purchaser will cooperate with Seller and provide Seller reasonable access during normal business hours to (i) Seller’s prior employees retained by Purchaser, (ii) records bearing Seller’s name, with respect to periods after the Closing Date, (iii) the information, books and records that Seller delivers to Purchaser, or Purchaser otherwise obtains, with respect to Seller’s business, in each case to the extent reasonably required by Seller for valid business purposes or in connection with any audit or other investigation by any taxing or other governmental authority or any required reports or submissions to governmental bodies, and (iv) Purchaser’s books and records in connection with any and all amounts payable pursuant to this Agreement, (b) Seller will have the right to obtain copies of such information, books and records for the out-of-pocket expense to Purchaser of producing such copies in connection therewith, and (c) Purchaser will preserve such information, books and records with respect to Seller’s business; provided, that as to such materials Purchaser may, at any time after three (3) years, upon thirty (30) days notice to Seller, offer to ship such materials, at Seller's expense, to Seller's notice address or to such another destination within the United States as Seller may direct.  If Seller does not accept such offer, after such thirty (30) day period Purchaser may destroy such records.  Seller’s access to its former employees will be subject to the needs of Purchaser’s business, and if such use is more than nominal, will be at Seller’s expense.

5.11 Payment to Creditors. Seller will pay (and Parent will cause Seller to pay) its obligations to its third party creditors when and as they become due, but Seller may contest any such obligation that is reasonably disputed so long as such dispute does not affect Seller’s ability to perform its obligations under this Agreement or result in the imposition of a Lien on the Purchased Assets.  Parent is responsible for causing Seller to perform fully its obligations under this Agreement, and to the extent that Seller dissolves or is liquidated at any time following the Closing, Parent will remain responsible for Seller’s obligations under this Agreement.

5.12 Transfer Taxes. Purchaser will be responsible for sales taxes, if any, arising from the sale of the Purchased Assets to Purchaser.

5.13 Offers of Employment.

(a) Before the Closing Date, Purchaser will offer employment to the Seller's employee listed on Schedule 5.13.  As to such employee the offer of employment will (i) be for the same compensation as such employee is receiving on the date of this Agreement and (ii) include the same benefits as are currently available to Purchaser’s other employees.  For purposes of Purchaser’s employee benefit plans, such employee will be treated as though her first date of employment by Purchaser was her first date of employment by Seller.  Seller will use its reasonable efforts to assist Purchaser in obtaining acceptance to such offer of employment.  Seller will not offer any severance benefits package to the Seller employee listed on Schedule 5.13.

(b) Immediately before Closing, Seller will terminate the employment of the employee who accepts such offer of employment from Purchaser.  Purchaser’s obligation to offer employment under this Section 5.13 will not (i) create for any employee a right to continued employment; (ii) alter any employee’s “employment at will” status; (iii) create any third-party beneficiary rights in any person, or (iv) limit in any way Purchaser’s rights to change any employee’s compensation or benefits or modify or eliminate any employee benefit plan at any time in its discretion.

5.14 Privacy Laws.  Purchaser will comply with applicable privacy laws relating to the protection of information about Obligors related to the Purchased Receivables.

5.15 Waiver.  Conditioned upon consummation of the Closing on the Closing Date, Seller waives for Purchaser’s benefit the confidentiality, non-compete, non-solicitation and non-inducement provisions of existing employment agreements of persons who are to be employed by Purchaser.

5.16 License of Name, Marks, Etc.

(a)            From and after the Closing, Purchaser shall have the right to use, on a royalty-free basis, the name “Payments Inc.” and "NJ Payments Inc.", the Marks, and any and all related rights to the extent reasonably necessary for Purchaser’s servicing and collection of the Existing Purchased Receivables and use of the other Existing Purchased Assets after Closing; provided, that Purchaser will not generally hold itself out as being the corporate entity "Payments Inc."  and shall transition away from the use of, and cease using, such names and Marks within a reasonable time after the Closing Date (since Purchaser does not intend to continue operating under the “Payments” name except to service and collect the Existing Purchase Receivables).  Except as set forth in the preceding sentence, Purchaser shall have no license or rights with respect to such name or Marks.

(b)            Purchaser recognizes the value of the goodwill associated with the Marks, acknowledges that such goodwill belongs exclusively to Seller, and agrees that Purchaser shall acquire no proprietary rights in the Marks or their goodwill by virtue of this Agreement.

(c)            Purchaser shall not identify itself as the owner of any of the Marks or any right or interest therein or any registration or application for registration thereof, except as a licensee. Purchaser shall not use any of the Marks, or any similar mark, symbol or other designation, in connection with its own corporate or business name, as a trade name, as an Internet domain name and/or home page address, or in any similar manner, except as expressly provided for herein. Purchaser shall not apply for or maintain the registration of any trademark which is the same as, confusingly similar to, or incorporate any of the Marks anywhere in the world. Purchaser shall not display any of the Marks in a manner that might mislead others into believing that Purchaser is itself Seller or an affiliate or subsidiary thereof; provided, that Purchaser's use of the Marks as provided herein will not violate this provision.

(d)            Purchaser agrees that it will not attack or contest the validity or ownership of any of the Marks by Seller.

(e)            Purchaser shall reasonably cooperate with Seller to protect and defend the Marks, at Seller's expense. Purchaser shall promptly notify Seller if any legal action is instituted against Purchaser relating to Purchaser’s use of any of the Marks.

(f)            During the term of Section 2.4, Purchaser shall not take any action which damages the reputation of Seller or which reflects negatively upon Seller or any of the Marks.

(g)            Purchaser may not assign or sublicense any of its rights under this Section 5.16 to any other person or entity, other than a direct or indirect wholly-owned subsidiary of Purchaser or of Purchaser's parent company (collectively, a “Purchaser Subsidiary”), without the express prior written consent of Parent; provided, however, that, in any event, any such assignee that is not a Purchaser Subsidiary agree to be bound by the provisions hereof as they apply to Purchaser and any such assignment or license shall not relieve Purchaser of any of its obligations hereunder.

5.17 Non-Solicitation and Non-Competition.

(a)  Upon termination of the provisions of Section 2.04 of this Agreement as a result of either an election of non-renewal by Purchaser or the termination by Seller for a reason stated in Section 6.01(d), Purchaser agrees that for a period of two (2) years it will not, directly or indirectly, either in its own capacity or as an agent, stockholder, manager, partner, advisor, financial backer, or owner of any Person, or in any other manner or capacity, solicit Company Producers (other than Company Producers who were Shared Producers at the date of this Agreement or were Excluded Shared Producers) with respect to providing financing for policies on insureds residing in New York, New Jersey or Pennsylvania.

(b)   Seller and Parent each agrees that without the prior written consent of Purchaser, except as contemplated by Section 2.04 of this Agreement, neither it nor any of its subsidiaries shall, during the period that sales of Subsequently Acquired Receivables are being made under Section 2.04 of this Agreement, either in its own capacity or as an agent, stockholder, manager, partner, advisor, financial backer, or owner of any Person, or in any other manner or capacity, (i) engage in, consult with others in or concerning or have a financial interest in the business of providing financing of Policies (“Business”) anywhere within the New York, New Jersey or Pennsylvania; (ii) supply to any person or company who is engaged in the Business any information regarding the identity or address of any customer or employee of Seller that was engaged in the Business prior to the Closing or of any customer or employee of Purchaser; (iii) represent, approach, solicit, hire or otherwise deal with, directly or indirectly, (A) any customer of Purchaser or any person who was a customer of Seller regarding the Business, or (B) any employee of Purchaser; or (iv) divert any business opportunity directly relating to the Business from Purchaser; provided, that the foregoing shall not prohibit Parent or Seller or any of their subsidiaries from servicing or otherwise dealing with Excluded Receivables or Contracts that Purchaser rejects pursuant to Section 2.04,  nor prohibit Parent or Seller or any of their subsidiaries from holding for investment purposes nominal ownership interests (i.e., less than 5% of the total ownership interest) in, any entity which engages in the Business, provided, that neither Parent nor Seller nor any of their subsidiaries or any of its affiliates provides any such entity with information regarding the Business of Purchaser or Seller or is engaged in the management of such entity.  Nothing herein shall be construed to limit any activities of Seller or Parent following the termination of Section 2.04.

(c)  Notwithstanding anything to the contrary contained herein, and if, and only if, a provision of the type contained in this clause (c) is enforceable under the jurisdiction in question, if any one or more of the provisions contained in any clause of this Section 5.17 shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, said provision shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

5.18 Progressive Matters.  Purchaser acknowledges that Seller is permitted to offer premium financing to customers of DCAP Brokers and DCAP Franchisees who purchase policies offered by Progressive Insurance (“Progressive”) and that Progressive does not ordinarily allow customers of other agencies to finance insurance policies issued by Progressive.  Purchaser agrees not to promote the fact that it is financing, or otherwise seek to finance, customers other than those of DCAP Brokers and DCAP Franchisees for, Progressive policies, although it may finance a Progressive policy if asked by a producer on an unsolicited basis to do so.

5.19 Contracts.  In the event the Seller is advised by a regulatory agency that the form of Contract it is utilizing is not permitted for use in the particular state or otherwise does not comply with applicable law, Purchaser shall promptly revise the Contract to make it compliant.

ARTICLE VI

MISCELLANEOUS

6.01 Termination.

(a) Mutual Agreement.  This Agreement may be terminated at any time before the Closing by mutual written agreement of Seller and Purchaser.

(b) Termination by Seller or Purchaser before Closing.  This Agreement may be terminated at any time prior to Closing by written notice by Seller to Purchaser, or by Purchaser to Seller, if any of the terms, covenants or conditions of this Agreement to be complied with or performed at or before the Closing Date by the party or parties to whom notice is addressed have not been complied with or performed on or before the Closing Date, and such noncompliance or nonperformance has not been waived by the party giving notice of termination.

(c) Termination of Section 2.04 by Purchaser after Closing.

After the Closing Date, Purchaser may terminate Section 2.04 of this Agreement:

(i)            if Seller or Parent breaches or violates in any material respect any of Seller’s warranties or representations that relate to Subsequently Acquired Receivables or any  agreements or covenants to be performed by Seller or Parent after the Closing Date and Seller or Parent fails to remedy the breach or violation within thirty (30) days after receipt from Purchaser of written notice of the breach or violation; or

(ii)            if Seller makes an assignment for the benefit of its creditors, commits any act of bankruptcy, has a receiver appointed, or otherwise admits in writing its inability to pay its debts generally as they mature.

(d) Termination of Section 2.04 by Seller after Closing.

Seller may terminate Section 2.04 of this Agreement:

(i)            if Purchaser breaches or violates in any material respect any of Purchaser’s warranties or representations that relate to Subsequently Acquired Receivables or any  agreements or covenants to be performed by Purchaser after the Closing Date and Purchaser  fails to remedy the breach or violation within thirty (30) days after receipt from Seller or Parent of written notice of the breach or violation; or

(ii)            if Purchaser makes an assignment for the benefit of its creditors, commits any act of bankruptcy, has a receiver appointed, or otherwise admits in writing its inability to pay its debts generally as they mature.

(e) Effect of Termination.

(i)            If this Agreement is terminated under Section 6.01(a) or (b), it will thereafter become void and have no effect, and no party will thereafter have any liability in respect of this Agreement, except for the obligations set forth in Section 5.02, Section 5.06(b) and Section 6.05.  Notwithstanding the foregoing, if such termination is due to a breach of any of the representations or warranties, or a failure to perform in any respect any of the covenants or agreements set forth in this Agreement on the part of either party hereto (with the Seller and Parent deemed to be a single party for this purpose), then such party shall be liable to the other party hereto to the extent of the out of pocket, third party expenses (including, without limitation, reasonable attorneys’ fees) incurred by such other party in connection with this Agreement and the transactions contemplated hereby.

(ii)            If Section 2.04 of this Agreement is terminated under Section 6.01(c) or (d), such Section 2.04 will thereafter have no further effect, and no party will thereafter have any liability in respect of such Section 2.04, except for the obligations set forth in Section 2.04(f) and Section 2.04(i).  Notwithstanding the foregoing, if such termination is due to a material breach of any of the representations or warranties, or a failure to perform in any material respect any of the covenants or agreements set forth in Section 2.04 of this Agreement on the part of either party hereto (with the Seller and Parent deemed to be a single party for this purpose), then such party shall be liable to the other party hereto for Losses (as defined herein) to the extent provided by applicable law (it being acknowledged and agreed that, for purposes hereof, amounts payable as Acquisition Fees pursuant to Section 2.04 through the end of the then term of Section 2.04 are not excluded from the term “Losses”).  Nothing herein shall be deemed to limit Seller’s rights to receive amounts pursuant to the provisions of Section 2.04(a)(iii).

6.02 Amendment. This Agreement may not be amended except by a written amendment duly executed by Seller, Parent and Purchaser.

6.03 Waivers.  No failure or delay on the part of any person in exercising any power, right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  No waiver will be binding unless executed in writing by the person making the waiver.  Any term or condition of this Agreement may be waived at any time by the party to this Agreement entitled to the benefit thereof.

6.04 Notices.  All communications and notices under this Agreement to any party will be in writing or by facsimile and addressed or delivered to it at its address (or in case of facsimile, at its facsimile number at such address) as follows or at such other address as may be designated by it by written notice to the other party and, if mailed by registered or certified mail, will be deemed delivered 3 days after the date of mailing, and if transmitted by facsimile, will be deemed given when transmitted (provided, that a copy of any notice sent by facsimile will also be sent on the same date by overnight delivery service or), and, if by overnight delivery service, the next day after delivery to such service:

In the case of Purchaser:

c/o Premium Financing Specialists, Inc.
427 W. 12th Street, Suite 100
Kansas City, Missouri 64105
Attention: Bryan J. Andres

Telephone: (816) 627-0552

Facsimile: (816) 627-0502

with a copy to:

Carl W. Struby
Lathrop & Gage L.C.
2345 Grand Boulevard, Suite 2800
Kansas City, MO 64108
Telephone: (816) 292-2000
Facsimile: (816) 292-2001

In the case of Seller or Parent:

c/o Barry Goldstein
President
1158 Broadway
Hewlett, NY  11557
Telephone:  (516) 374-7600

Facsimile:  (516) 295-7690

with copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, NY  11554
Attention: Fred Skolnik, Esq.
Telephone:  (516) 296-7048
Facsimile:  (516) 296-7111

6.05 Costs and Expenses.  Each of the parties to this Agreement will pay, without right of reimbursement from any other party, all the costs incurred by it incident to the preparation, execution and delivery of this Agreement or the performance of its obligations under this Agreement, whether or not the transactions contemplated by this Agreement will be consummated.

6.06 Assignment.  This Agreement will be binding upon, and inure to the benefit of, the parties to this Agreement and their respective successors and assigns.  Seller and Parent agree that Purchaser may, without their consent, (a) assign its rights and obligations under this Agreement and the other Purchaser Documents to a premium finance company that is a Purchaser Subsidiary and/or (b) assign all of the Purchased Assets that it acquires and its rights with respect thereto to whomever it desires, provided, that in any such case, Purchaser will remain responsible to Seller and Parent for all of its obligations under this Agreement and the other Purchaser Documents. Purchaser agrees that Seller may, without its consent, assign its rights and obligations under this Agreement to a premium finance company that is a direct or indirect wholly-owned subsidiary of Parent, provided that the assignee agree to be bound to Purchaser for all of the obligations of Seller hereunder, and Seller will remain responsible to Purchaser for all of its obligations under this Agreement and the Seller Documents to which it is a party.  Purchaser also agrees that Seller, may, without its consent, collaterally assign its right to receive monies hereunder and to enforce its rights to receive such monies subject to the provisions of this Agreement, to whomever it desires.

6.07 Headings and Cross-Reference.  The various headings in this Agreement are included for convenience only and will not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to Section names or numbers are to such Sections of this Agreement.

6.08 Governing Law.  This Agreement and the Assignments and the Website License will be governed by and construed in accordance with the laws of the State of  New York without regard to the conflicts of law principles thereof.

6.09 Consent to Jurisdiction and Service of Process.

(a)  Any injunction or similar equitable proceeding, and any legal proceeding identified in the applicable state or Federal Arbitration Act, arising out of or relating to this Agreement or the agreements and transactions contemplated under this Agreement or referred to in this Agreement may be instituted in federal court, or if such court will not accept jurisdiction, then in state court, in each case in the judicial district in which New York, New York or Nassau County, New York is located or in the judicial district in which Albany, New York or Albany County, New York, is located, and each party to this Agreement agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, the agreements contemplated under this Agreement or the subject matter of this Agreement or such agreements may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. All service of process in any such action, suit or proceeding will be effected by personal service as prescribed by rules of the court in which such proceeding is brought.

(b)  Purchaser acknowledges that the remedies at law of Seller for any breach by Purchaser or any of its subsidiaries of the obligations contained in Sections 5.06(b) or 5.17(a) would be inadequate and that in addition to other remedies which it has herein for a violation of either of such Sections, Seller shall be entitled to injunctive relief or any other equitable relief for any violation thereof without posting any bond that might be required, and Purchaser, in any equitable proceeding to enforce the obligations of Purchaser or any of its subsidiaries under either of such Sections, agrees that neither it nor any of its subsidiaries will claim that a remedy at law is available to Seller.  The existence of any claim or cause of action by Purchaser or any of its subsidiaries against Seller or Parent shall not constitute a defense to the enforcement by Seller of any provision of Section 5.06(b) or 5.17(a).  Purchaser shall reimburse Seller for any and all expenses incurred by Seller, including reasonable attorney’s fees, expenses and court costs, in connection with the successful enforcement of its rights and the obligations of Purchaser and any of its subsidiaries under Section 5.06(b) or 5.17(a).

(c)  Seller and Parent each hereby acknowledges that the remedies at law of Purchaser for any breach by Seller or Parent or any of its subsidiaries of the obligations contained in Sections 5.06(b) or 5.17(b) would be inadequate and that in addition to other remedies which it has herein for a violation of either of such Sections, Purchaser shall be entitled to injunctive relief or any other equitable relief for any violation thereof without posting any bond that might be required, and each of Seller and Parent, in any equitable proceeding to enforce the obligations of either Seller or Parent or any of their respective subsidiaries under either of such Sections, agrees that neither it nor any of its subsidiaries will claim that a remedy at law is available to Purchaser.  The existence of any claim or cause of action by Seller or Parent or any of its subsidiaries against Purchaser shall not constitute a defense to the enforcement by Purchaser of any provision of Section 5.06(b) or 5.17(b).  Seller and Parent shall reimburse Purchaser for any and all expenses incurred by Purchaser, including reasonable attorney’s fees, expenses and court costs, in connection with the successful enforcement of its rights and the obligations of Seller and Parent and any of its subsidiaries under Section 5.06(b) or 5.17(b).

6.10 Integration.  This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter of this Agreement.

6.11 Counterparts.  This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

6.12 Reliance.  Each of the parties consents to the reliance by counsel for any of the parties on any of the representations and warranties made in this Agreement or any related agreement and in certificates delivered under this Agreement or any related agreement in connection with any opinion that such counsel may give in connection with this Agreement or the financing or subsequent transfer of the Purchased Assets.

6.13 Public Announcements.  No party will make any press release or public announcement with respect to the transactions contemplated under this Agreement without obtaining the prior approval of the other parties (which approval will not be unreasonably withheld), except as may be required by law or by regulations of the listing agreements with securities exchanges.

6.14 No Third Party Beneficiaries.  Except as provided in Sections 5.15 and 6.12, nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties to this Agreement and their successors and permitted assigns, any rights, remedy or claim under or in respect of this Agreement or any provision of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement to be duly executed as of the date and year first above written.

“PURCHASER”

PREMIUM FINANCING SPECIALISTS, INC.

By:/s/  Bryan J. Andres
Name: Bryan J. Andres
Title: EVP/CFO

“SELLER”

PAYMENTS INC.

By:/s/ Barry Goldstein
Name: Barry Goldstein
Title: President

“PARENT”

DCAP GROUP, INC.

By:/s/ Barry Goldstein
Name: Barry Goldstein
Title: Chief Executive Officer